Exhibit 10.2

MILNOT COMPANY

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

MILNOT HOLDING CORPORATION

AND

EAGLE FAMILY FOODS, INC.

Dated as of December 23, 2004

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(continued)

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(continued)

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(continued)

		Page
Section 10.12.	Severability	52
Section 10.13.	Specific Performance	53

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(continued)

SCHEDULE NUMBER	SCHEDULE NAME
1.1	Bank Liens
3.2	Certificate and Foreign Qualifications
3.3	Capitalization
3.4	Conflicts or Violations
3.6(a)	Financial Statements
3.6(b)	Interim Financial Statements
3.7	Undisclosed Liabilities
3.8	Material Adverse Effect
3.9	Accounts Receivable Aging
3.10	Inventory
3.11(a)	Owned Real Property
3.11(b)	Lease Obligations
3.12(a)	Personal Property; Liens
3.12(b)	Leased Personal Property
3.13(a)	Compliance with Laws
3.13(b)	Permits
3.14	Affiliate Agreements
3.15	Contracts
3.16(a)	Intellectual Property
3.16(b)	Intellectual Property Contracts
3.16(c)	Marks and Patents
3.16(d)	Trade Secrets
3.16(e)	No Conflicts
3.16(g)	No Breach
3.16(h)	Employee Interest
3.17	Collective Bargaining Agreements
3.18(a)	Employee Benefit Plans
3.18(d)	ERISA
3.18(e)	Claims
3.18(f)	Tax Penalty
3.18(g)	Single Employer Liability
3.18(h)	Qualification
3.18(i)	Post-Retirement Benefits
3.18(j)	Benefits
3.19	Insurance
3.20	Litigation
3.21(a)	Environmental Matters
3.21(b)	Environmental Permits
3.22	Tax Matters
3.23	Interim Operations
3.25	Products Liability
3.27	Major Customers and Major Suppliers

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(continued)

3.29	Accounts
3.30	Universal Product Codes
3.31	Slotting Allowances
4.2	Conflicts and Violations
5.7(a)	Private Label Sales Person
5.7(c)	Accrued Vacation
5.8	Market Sensitive Information
7.3	Consents
7.12	Repayment of Indebtedness
9.2	Indemnification

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(continued)

EXHIBIT	EXHIBIT NAME
A	Form of Subordinated Promissory Note
B	[Reserved]
C	Form of FIRPTA Certificate
D	[Reserved]
E	Form of Transition Services Agreement

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of December 23, 2004, by and between MILNOT HOLDING CORPORATION, a Delaware corporation (“Seller”), and EAGLE FAMILY FOODS, INC., a Delaware corporation (“Purchaser”).

PRELIMINARY STATEMENT

WHEREAS, Seller owns all outstanding shares (the “Stock”) of the common stock, par value $0.01 per share, of Milnot Company, a Delaware corporation (the “Company”); and

WHEREAS, Purchaser desires to purchase the Stock from Seller, and Seller desires to sell the Stock to Purchaser, in each case upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions. In addition to the terms defined elsewhere herein, the terms defined in the introductory paragraph and the Recitals to this Agreement shall have the respective meanings specified therein, and the following terms shall have the meanings specified below when used herein with initial capital letters:

“Accounts Receivable” has the meaning set forth in Section 3.9.

“Actual Deficit” has the meaning set forth in Section 2.3(e).

“Actual Surplus” has the meaning set forth in Section 2.3(e).

“Affiliate” means “affiliate” as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

“Agreement” has the meaning set forth in the preamble, and shall include all Schedules and Exhibits hereto.

“Balance Sheet” has the meaning set forth in Section 3.6(a).

“Beech-Nut” has the meaning set forth in Section 5.3.

“Business Day” means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in the City of New York.

“CERCLA” has the meaning set forth in this Section 1.1 in the definition of “Environmental Laws.”

“Cap” has the meaning set forth in Section 9.2(a).

“Chili Asset Purchase Agreement” has the meaning set forth in this Section 1.1 in the definition of “Chili Business.”

“Chili Business” means the Company’s branded and private label chili manufacturing business, including the product line known as “Chilli Man,” previously divested pursuant to that certain asset purchase agreement, dated as of August 14, 2003, between the Company and Faribault Foods Illinois, Inc. (the “Chili Asset Purchase Agreement”).

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Date Payment” has the meaning set forth in Section 2.2(b).

“Closing Net Working Capital” has the meaning set forth in Section 2.3(d).

“Closing Net Working Capital Statement” has the meaning set forth in Section 2.3(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Contracts” as of any date means, collectively, all written or oral contracts, agreements, commitments, instruments and guaranties to which the Company is a party.

“Customer Trade Spending Obligations” means the Company’s spending obligations under its customer programs, including coupon redemptions, trade allowances, market development programs, distribution allowances, pick-up allowances, bill-backs, discounts or other promotional incentives, rebates, volume guaranties, performance bonuses or other customer commitments.

“Damages” means any losses, amounts paid in settlement, claims, damages, liabilities, obligations, judgments and reasonable out-of-pocket expenses and costs (including, without limitation, attorneys’ fees and other costs of enforcement), including, without limitation, any special or punitive damages solely to the extent assessed against an Indemnified Party as a result of an unaffiliated third party action, but excluding any such claims, damages, liabilities, obligations, judgments, settlements and reasonable out-of-pocket expenses and costs to the extent reflected as a liability or contra-asset amount in the determination of Final Closing Net Working Capital or the Final True-Up Balance.

“Deductible Amount” has the meaning set forth in Section 9.2(a).

“Dispute” has the meaning set forth in Section 10.9(b).

“Employee Benefit Plan” means an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, where no distinction is required by the context in which the term is used.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Employees” means the private label sales person set forth on Schedule 5.7(a) and all current and former employees of the Company.

“Environmental Laws” means any law, statute, regulation, Order, ordinance or obligation of common law with respect to worker safety, pollution or the protection of the environment, including, without limitation, the pollution or protection of drinking water, groundwater, wetlands, water, soil, air, natural resources, plant and animal life, or waste management, regulation or control. Without limiting the generality of the foregoing, the term shall encompass each of the following statutes, and the regulations promulgated thereunder, in each case as in effect as of Closing: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. § 9601 et seq.) (“CERCLA”); (b) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.); (c) the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.); (d) the Toxic Substances Control Act (15 U.S.C. § 2061 et seq.); (e) the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.); (f) the Clean Air Act and Amendments (42 U.S.C. § 7401 et seq.); (g) the Safe Drinking Water Act (21 U.S.C. § 349; 42 U.S.C. § 201 and § 300 et seq.); (h) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (i) the Occupational, Health and Safety Act (29 U.S.C. § 651 et seq.).

“Environmental Permits “ has the meaning set forth in Section 3.21(b).

“Equity Distributions” as of any date means all dividends, distributions, forgiveness of debt, transfer of value or similar transactions, in each case with respect to the Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Funds” has the meaning set forth in Section 5.3.

“Escrow Termination Date” has the meaning set forth in Section 5.3.

“Estimated Deficiency” has the meaning set forth in Section 2.3(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Net Working Capital Statement” has the meaning set forth in Section 2.3(a).

“Estimated Surplus” has the meaning set forth in Section 2.3(a).

“FD&C Act” has the meaning set forth in Section 3.25(d).

“Final Closing Net Working Capital” has the meaning set forth in Section 2.3.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Final True-Up Balance” has the meaning set forth in Section 2.3(h).

“Final True-Up Date” has the meaning set forth in Section 2.3(g).

“Generally accepted accounting principles” or “GAAP” has the meaning set forth in Section 1.2.

“Governmental Agency” means (a) any international, foreign, federal, state, county, local or municipal government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

“Gross A/R” has the meaning set forth in Section 2.3(g).

“Hazardous Materials” means each and every element, compound, chemical mixture, pollutant, contaminant, material, waste or other substance which is defined, designated, regulated, determined, classified or identified as of the Closing Date as hazardous, radioactive, harmful or toxic under any Environmental Law. Without limiting the generality of the foregoing, the term shall include any “toxic substance,” “hazardous substance,” “hazardous waste,” or “hazardous material” as defined in any Environmental Law as amended to date, and any explosive or radioactive material, asbestos, asbestos-containing material, toxic mold, waste water, sludge, untreated dye, other effluent, coal ash, polychlorinated biphenyls, special waste, petroleum or any derivative or byproduct thereof, and toxic waste.

“Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (i) the principal, premium, if any, and accrued interest in respect of any indebtedness of such Person for money borrowed, (ii) the principal, premium, if any, and accrued interest with respect to obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses (other than (x) trade payables relating to purchases of milk and cans which are not overdue by more than one (1) day, (y) other trade payables which are not overdue by more than ten (10) days and (z) accrued liabilities arising in the Ordinary Course of Business), (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) but only to the extent of drawings thereunder, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (other than (x) trade payables relating to purchases of milk and cans which are not overdue by more than one (1) day, (y) other trade payables which are not overdue by more than (10) days and (z) accrued liabilities arising in the Ordinary Course of Business), (v) every capital lease obligation (determined in accordance with GAAP) of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (vii) the present value (discounted using an interest rate of 6% per annum) as of the date of determination of every obligation to pay rent or other payment amounts of such Person with respect to any sale-leaseback transaction to which such Person is a party, payable through the stated maturity of such sale-leaseback transaction, and (viii) every obligation of the type referred to in clauses (i) through (vii) of another Person to the extent the payment of which, in any case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

“Indemnified Net Working Capital Shortfall” means the aggregate indemnity payments made to Purchaser pursuant to Article IX that would not have been required if the Final Closing Net Working Capital had been determined to be the Final True-Up Balance and to include all adjustments to the components of Final Closing Net Working Capital made in computing the Final True-Up Balance.

“Indemnified Party” has the meaning set forth in Section 9.4(a) and in the case of Purchaser shall also include the Company.

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Independent Accounting Firm” has the meaning set forth in Section 2.3(d).

“Institute” has the meaning set forth in Section 10.9.

“Insurance Policies” has the meaning set forth in Section 3.19.

“Intellectual Property” shall mean all of the following, owned, used or licensed by the Company: (i) all fictional business names, trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith (collectively “Marks”); (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof (collectively “Patents”); (iii) trade secrets and other confidential information, including recipes and formulas, in each case that derive value from not being publicly known, and the right in any jurisdiction to limit the use or disclosure thereof (collectively, “Trade Secrets”), (iv) copyrights in writings, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (v) computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data), (vi) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (vii) Internet Web sites, domain names and registrations or applications for registration thereof; and (viii) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 3.6(b).

“Interim Balance Sheet Date” means October 23, 2004.

“Interim Financial Statements” has the meaning set forth in Section 3.6(b).

“IRS” means the Internal Revenue Service of the Department of the Treasury.

“Knowledge” as applied to Seller, means the actual knowledge, after reasonable inquiry, of Scott Meader, Alain Souligny, Connie Huck, Gordon Woosley and John Hall.

“Leased Property” has the meaning set forth in Section 3.11(b).

“Leases” has the meaning set forth in Section 3.11(b).

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, rule, ordinance, permit, principle of common law, regulation, statute, or treaty (including without limitation the Americans with Disability Act and similar state and local laws and any health, fire, safety, zoning and building laws and ordinances).

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including, without limitation, any liability for Taxes.

“Lien” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, covenant, encroachment, encumbrance, easement, right of way, license, grant, building or use restriction, zoning restriction, building code, other land use law, exception, reservation, limitation or other imperfections in title, or contractual restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Major Customers” has the meaning set forth in Section 3.27.

“Major Suppliers” has the meaning set forth in Section 3.27.

“Mark” has the meaning set forth in this Section 1.1 in the definition of “Intellectual Property.”

“Market Sensitive Contracts” has the meaning set forth in Section 3.15.

“Market Sensitive Information” has the meaning set forth in Section 5.8.

“Material Adverse Effect” means a material adverse change in or effect with respect to the business, results of operations, properties or financial condition of the Company, excluding any change or effect arising from (i) general economic conditions, (ii) changes in any laws and governmental regulations affecting the industry in which the Company operates generally, (iii) conditions affecting the industry in which the Company operates generally, including, without limitation, any fluctuations in raw milk prices, (iv) the competitive activity of Purchaser in the canned milk business, and (v) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means without duplication:

(a) the amount of all accounts receivable arising from transactions associated with the Company’s canned milk business, less the amount of any reserve for uncollectable accounts receivable applicable thereto including but not limited to allowance for deductions, discounts, non-saleable products and doubtful accounts (provided that, for purposes of this definition, accounts receivable outstanding for more than sixty (60) days from the date of invoice and the reserve associated therewith will be excluded from the calculation of Net Working Capital), all as otherwise determined in accordance with GAAP; plus

(b) prepaid expenses as determined in accordance with GAAP; plus

(c) the amount of all inventory of the Company, less the amount of any obsolescence reserve; provided that, for purposes of this definition, (i) such obsolescence reserve will be in an amount sufficient to provide for unrecoverable value from inventory that is obsolete, damaged, unusable or below quality standards, and for finished goods inventory that has a shelf life of less than five (5) months, (ii) no manufacturing or purchase price variances (other than fluctuations in milk prices) shall be capitalized, and the standard costs in effect as of June 27, 2004 shall be used, in calculating Net Working Capital, (iii) inventory valuation for the Company’s Seneca plant fixed overhead expenses and Capitalized Storage balances shall be consistent with the balances as of June 26, 2004, and (iv) the amount of the Company’s inventory shall otherwise be determined in accordance with GAAP; less

(d) the amount of all accounts payable of the Company associated with the Company’s canned milk business; provided that, for purposes of this definition, (i)

accounts payable shall not include any accounts payable of any Seller Entity or in respect of the Chili Business, (ii) trade payables shall not include payables described in clause (ii)(x) or (ii)(y) of the definition of Indebtedness, and (iii) accounts payable shall otherwise be determined in accordance with GAAP; less

(e) current accrued liabilities to the extent that they represent valid current obligations of the Company incurred in the Ordinary Course of Business prior to the Closing Date, including, without limitation, (i) payroll related accruals, and (ii) all Customer Trade Spending Obligations to the extent unpaid at the Closing Date and for which the financial benefits of sales have been received by the Company prior to the Closing Date, including without limitation any outstanding obligation for any “off-invoice” pricing arrangement or promotional accrual applied to sales of products shipped prior to the Closing Date and any advertisements and/or in-store promotions which have occurred prior to the Closing Date meeting such criteria; provided that, for purposes of this definition, (i) such accrued liabilities shall not include any liability of any Seller Entity or in respect of (A) the Chili Business, (B) workers’ compensation payments, (C) income Taxes, (D) severance obligations with respect to Transferred Employees, (E) the current portion of any Indebtedness, or (F) any dispute, litigation, or similar claim (including any Product Claim), action or proceeding, and (ii) for purposes of this definition, accrued liabilities shall otherwise be determined in accordance with GAAP;

provided that, for the avoidance of doubt, the calculation of “Net Working Capital” shall exclude cash and cash equivalent accounts, all milk hedging account balances, current income tax receivables and payables, deferred income tax receivables and payables, inter-company receivables and payables, revolving credit balances and current maturities on long-term debt. Checks received and not deposited or not claimed shall be considered as increases to cash and all uncleared checks written and sent shall be considered as decreases to cash, with corresponding decreases to accounts receivable and accounts payable, respectively, in respect of the calculation of Net Working Capital.

“Order” means any award, decision, injunction, judgment, order, ruling, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Agency.

“Ordinary Course of Business” means an action which is consistent with the past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the Company.

“Owned Real Property” has the meaning set forth in Section 3.11(a).

“Patent” has the meaning set forth in this Section 1.1 in the definition of “Intellectual Property.”

“Permit” means any permit, approval, consent, authorization, license, variance, or permission required by a Governmental Agency under any Legal Requirement.

“Permitted Liens” means, with respect to any asset, (i) Liens (other than a Lien securing any Indebtedness) with respect to such asset which, individually or in the aggregate, does not materially detract from the value of, or materially interfere with the present occupancy or use of, such asset and the continuation of the present occupancy or use of such asset; (ii) the matters set forth on Schedule 1.1 hereto; (iii) unfiled mechanic’s, materialmen’s and similar Liens with respect to amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and, for those existing on the Interim Balance Sheet Date, for which reserves in accordance with GAAP are reflected on the Interim Balance Sheet; (iv) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings and, for those existing on the Interim Balance Sheet Date, for which reserves in accordance with GAAP are reflected on the Interim Balance Sheet; (v) Liens securing rental payments under capital lease arrangements, which capital lease arrangements existing as of the Closing Date are in accordance with GAAP reflected as Indebtedness in the Company’s accounting records as of the Closing Date; and (vi) Liens securing rental payments under operating Leases.

“Perpetual Representations” has the meaning set forth in Section 9.1.

“Person” means any individual, partnership, corporation, trust, association, limited liability company, Governmental Agency or any other entity.

“Plan” has the meaning set forth in Section 3.18(a).

“Pre-Closing Tax Periods” has the meaning set forth in Section 5.2(a).

“Product” has the meaning set forth in Section 3.25.

“Product Claim” has the meaning set forth in Section 3.25.

“Property Taxes” has the meaning set forth in Section 5.2(b).

“Proposed Adjustments” has the meaning set forth in Section 2.3(d).

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchase Order” means a Contract for the purchase of supplies or material.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser 401(k) Plan” has the meaning set forth in Section 6.8(b).

“Purchaser Prepayment” has the meaning set forth in Section 2.3(d).

“Recall” has the meaning set forth in Section 3.25(b).

“Salaried Employee” has the meaning set forth in Section 3.23.

“Schedules” means, collectively, the various Schedules attached hereto referred to in this Agreement.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Entity” means Seller and its Affiliates (other than the Company).

“Seller Prepayment” has the meaning set forth in Section 2.3(d).

“Slotting Allowances” has the meaning set forth in Section 3.31.

“Stock” has the meaning set forth in the preamble hereto.

“Straddle Period” has the meaning set forth in Section 5.2(a).

“Straddle Tax Return” has the meaning set forth in Section 5.2(a).

“Subsidiary” means a “subsidiary” as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

“Surveys” has the meaning set forth in Section 7.9.

“Target” means $5,890,000.

“Tax Return” means any report, return, information return, forms, declarations, claims for refund, statements or other information (including any amendments thereto and including any schedule or statement thereto) required to be supplied to a Governmental Agency in connection with Taxes.

“Taxes” means all federal, state, local, foreign and other taxes and similar assessments, including without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, Social Security, unemployment, real property, personal property, property gains, registration, capital stock, value added, single business, occupation, workers’ compensation, alternative or add-on minimum, estimated, or other tax, including without limitation any interest, penalties or additions thereto.

“Trade Secret” has the meaning set forth in this Section 1.1 in the definition of “Intellectual Property.”

“Transferred Employee” has the meaning set forth in Section 5.7.

“True-Up Balance” has the meaning set forth in Section 2.3(g).

“True-Up Statement” has the meaning set forth in Section 2.3(g).

Section 1.2. Accounting Terms and Determinations. All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall mean generally accepted accounting principles in effect in the United States of America at the time of application thereof, applied on a basis consistent with the preparation of (i) Seller’s audited financial statements at June 26, 2004 and for the period then ended and, (ii) in the case of the Interim Balance Sheet and Net Working Capital determinations, the Balance Sheet. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP.

ARTICLE II.

SALE AND PURCHASE

Section 2.1. Agreement to Sell and to Purchase. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, the Stock free and clear of all Liens. At the Closing, Seller shall deliver to Purchaser or its designees certificates representing the Stock, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank.

Section 2.2. Purchase Price.

(a) The purchase price for the Stock, which is subject to adjustment pursuant to Section 2.3, shall be equal to (i) cash in the amount of $15,000,000 (the “Cash Purchase Price”) and (ii) a Subordinated Promissory Note (the “Seller Note”), substantially in the form of Exhibit A attached hereto, in the aggregate principal amount of $2,000,000 (together with the Cash Purchase Price, the “Purchase Price”).

(b) At the Closing, Purchaser shall deliver to Seller (i) by wire transfer of immediately available funds an amount equal to the Cash Purchase Price less the amount of the Estimated Deficiency, if any, and plus the amount of the Estimated Surplus, if any, as the case may be (the “Closing Date Payment”) and (ii) the Seller Note.

Section 2.3. Purchase Price Adjustment. The Purchase Price shall be subject to adjustment as follows:

(a) At the Closing, the Purchase Price will be adjusted on a dollar for dollar basis as set forth in this Section 2.3. Prior to the Closing Date, Seller shall deliver to Purchaser a statement (the “Estimated Net Working Capital Statement”) of the estimated Net Working Capital as of the close of business on the Closing Date (the “Estimated Net Working Capital”) prepared in good faith, using the Company’s then available financial information as of such date. If the Estimated Net Working Capital is less than the Target, the Purchase Price shall be decreased on a dollar for dollar basis by the amount of such deficiency (the “Estimated Deficiency”). If the Estimated Net Working Capital is greater than the Target, the Purchase Price shall be increased on a dollar for dollar basis by the amount of such surplus (the “Estimated Surplus”).

(b) Within two (2) Business Days after the Closing, Seller shall provide Purchaser with:

(i) a detailed aged trial balance listing all accounts receivable of the Company as of the Closing Date;

(ii) a detailed report listing inventory of the Company by location, including SKU number, product description, quantity, standard cost and extended cost as of the Closing Date;

(iii) a detailed aged trial balance listing all accounts payable of the Company as of the Closing Date; and

(iv) a report setting forth goods received but not yet invoiced by vendor, including raw material description and amount, as of the Closing Date, to the extent not reflected in clause (iii) above.

(c) Within one (1) calendar day after the Closing Date, Purchaser shall, at its own expense, conduct a code-dated physical inventory in respect of the Company at each of the Company’s locations; provided that, if the Closing Date is December 23, 2004, December 24, 2004 or December 31, 2004, the Purchaser shall conduct such inventory within three (3) Business Days after the Closing Date. Representatives of Seller shall, at Seller’s expense, observe and obtain the results of such physical inventory count, and Purchaser shall provide Seller advance written notice regarding the timing and location of such physical inventory count.

(d) Within fifteen (15) calendar days after the Closing Date, Seller shall deliver to Purchaser a statement (the “Closing Net Working Capital Statement”) setting forth the Net Working Capital as of the close of business on the Closing Date (the “Closing Net Working Capital”), prepared in good faith in accordance with GAAP and based on the physical inventory, collections and payments since the Closing and other data, including detailed schedules supporting each component of the Closing Net Working Capital. If the Closing Net Working Capital provided by Seller exceeds the Estimated Net Working Capital by an amount greater than $250,000, Purchaser shall make a partial settlement payment to Seller in an amount equal to such excess over $250,000 (“Purchaser Prepayment”). If the Closing Net Working Capital provided by Seller is less than the Estimated Net Working Capital by an amount greater than $250,000, Seller will make a partial settlement payment to Purchaser in an amount equal to the excess over $250,000 (“Seller Prepayment”). Payment of the Purchaser Prepayment shall be made by wire transfer of immediately available funds promptly after delivery by Seller of the Closing Net Working Capital Statement. Payment of the Seller Prepayment shall be made by wire transfer of immediately available funds promptly after delivery by Seller of the Closing Net Working Capital Statement. Each of Seller and Purchaser shall cooperate to the extent reasonably requested by the other in connection with the preparation and evaluation of the Closing Net Working Capital. The Closing Net Working Capital as presented by Seller in the Closing Net Working Capital Statement shall be final and binding on the parties hereto for the purpose of any Purchase Price adjustment pursuant to Section 2.3(e), unless, not later than forty-five (45) calendar days after receipt of the Closing Net Working Capital Statement, Purchaser provides Seller with a list of those items, if any, to which Purchaser takes exception (the “Proposed Adjustments”). Such Proposed Adjustments shall be final and binding on the parties hereto for purposes of any Purchase Price Adjustment pursuant to Section 2.3(e), unless Seller gives Purchaser notice of objections to the Proposed Adjustments within fifteen (15) calendar days after receipt of the Proposed Adjustments. If Purchaser and Seller are unable, within fifteen (15) calendar days after receipt by Purchaser of the notice by Seller of objections, to resolve the disputed exceptions, such disputed exceptions, together with a written summary of the present dispute and a good faith proposal as to what the final determination should be, will be referred to a nationally recognized firm of independent certified public accountants mutually acceptable to Purchaser and Seller (the “Independent Accounting Firm”). The Independent Accounting Firm shall, within thirty (30) calendar days following its selection, deliver to Purchaser and Seller a written report determining such disputed exceptions, and its determinations will be conclusive and binding upon the parties hereto for the purposes of any Purchase Price adjustment under Section 2.3(e) hereof. The determinations of the Independent Accounting Firm shall be made and articulated in accordance with the definition of Net Working Capital set forth in Section 1.1, and shall be final and binding on the parties hereto. The fees and disbursements of the Independent Accounting Firm shall be shared equally by Purchaser and Seller. In the event Purchaser and Seller agree in writing in the time allotted on any Proposed Adjustments, such resolution will be binding on the parties hereto for purposes of the Purchase Price adjustment pursuant to Section 2.3(e).

(e) Within three (3) Business Days following the final determination, pursuant to this Section 2.3, of the Closing Net Working Capital (the “Final Closing Net Working Capital”), and based upon such final determination:

(i) If the Final Closing Net Working Capital exceeds the Estimated Net Working Capital (the “Actual Surplus”), Purchaser shall pay to Seller by wire transfer of immediately available funds an amount equal to the Actual Surplus, reduced by the amount of the Purchaser Prepayment, if any, or increased by the amount of the Seller Prepayment, if any.

(ii) If the Final Closing Net Working Capital is less than the Estimated Net Working Capital (the “Actual Deficit”), Seller shall pay to Purchaser by wire transfer of immediately available funds an amount equal to the Actual Deficit reduced by the amount of the Seller Prepayment, if any, or increased by the amount of the Purchaser Prepayment, if any.

(f) Seller shall have the exclusive right to take any reasonable actions to recover for its own account, or donate and obtain the benefit of the charitable deduction for, any accounts receivable or inventory excluded from the calculation of the Final Closing Net Working Capital or the Final True-Up Balance, including, without limitation, (i) all accounts receivable arising from transactions associated with the Chili Business, (ii) all accounts receivable outstanding for more than sixty (60) days from the date of invoice and (iii) all inventory with a remaining shelf-life of less than five (5) months; provided that Seller shall not sell any such inventory through accounts used by the Company for sales of inventory prior to the Closing Date. In addition, if Purchaser, the Company or any of their respective Affiliates receive any proceeds from the collection of accounts receivable or the sale of inventory not included in the calculation of the Final Closing Net Working Capital determined in accordance with this Section 2.3, Purchaser shall pay or cause to be paid such proceeds to Seller, and such proceeds, as well as all proceeds collected from the accounts receivable described in clauses (i) and (ii), shall be deemed an adjustment to the Purchase Price. For the period extending from Closing until the Final True-Up Date, (A) Purchaser shall cause the Company to continue to sell its inventory on a first-in, first-out basis, consistent with the past practice of the Company and (B) Purchaser shall, and shall cause its Affiliates, including the Company to, offset cash received from any customer of the Company against the earliest undisputed Company accounts receivable for such customer. Further, if Purchaser, the Company or any of their respective Affiliates after the Closing take possession of or otherwise acquire any amounts treated as cash or cash equivalents of the Company as of immediately prior to the Closing, including without limitation, any checks received but not yet cleared as of the Closing, Purchaser promptly (and in any case within two Business Days) shall pay or cause to be paid such cash or cash equivalent amounts to Seller in immediately available funds.

(g) On the first Business Day that is at least six (6) months after the Closing Date (the “Final True-Up Date”), the Net Working Capital as of the Closing Date shall be recomputed by Purchaser with the following adjustments (in each case, whether increases or decreases) to the amounts used to determine the Final Closing Net Working Capital:

(i) Accounts Receivable.

(A) The gross accounts receivable outstanding for no more than 60 days as of the Closing Date (i.e., without any reduction for any reserve, accrual or contra-account amounts) (the “Gross A/R”) shall be adjusted to correct any errors in the recording of the Gross A/R (e.g., removing any amounts included in determining Final Closing Net Working Capital that are discovered not to be amounts owed to the Company as of the Closing Date for goods supplied or services rendered by the Company, and adding any amounts omitted in determining Final Closing Net Working Capital that are discovered to be owed to the Company as of the Closing Date for goods supplied or services rendered by the Company).

(B) The deductions reserve to accounts receivable shall be adjusted to reflect only the amount of trade spending deductions authorized by the Company or by Seller in writing prior to the Closing that are actually and properly taken against the Gross A/R by customers after the Closing Date with respect to products sold prior to the Closing Date.

(C) The discounts reserve to accounts receivable shall be adjusted to reflect only the payment discounts actually and properly taken against the Gross A/R by customers after the Closing Date with respect to products sold prior to the Closing Date.

(D) The allowance for doubtful accounts shall be adjusted to reflect only the actual amount of the Gross A/R net of the other reserves, accruals and contra-accounts applicable thereto as adjusted hereby, that remains uncollected as of the Final True-Up Date, to the extent such accounts are not reasonably expected to be collected thereafter.

(E) For the avoidance of doubt, the unsaleable products reserve to accounts receivable shall not be adjusted.

(ii) Inventory. Inventory shall not be adjusted.

(iii) Prepaids. Prepaid amounts shall not be adjusted.

(iv) Accruals. Expenses for which accruals were included in computing Final Closing Net Working Capital only shall be adjusted (A) to reflect any over-accrual of the expenses based on actual experience, (B) to reflect any under-accrual thereof based on supplier invoices received for services rendered to the Company prior to the Closing Date (including without limitation, payroll items) and (C) to reflect any under-accrual of Customer Trade Spending Obligations relating to products shipped prior to the Closing Date.

(v) Payables. Accounts payable shall be adjusted to reflect all amounts due as of the Closing Date pursuant to vendor invoices for supplies or products sold to the Company prior to the Closing Date to the extent not excluded from Net Working Capital pursuant to clauses (d)(i) or (d)(ii) of the definition thereof, and to remove any accounts payable improperly recorded.

On the Final True-Up Date, Purchaser shall deliver to Seller a statement (the “True-Up Statement”) that sets forth the Closing Net Working Capital as determined based on the adjustments set forth above (the “True-Up Balance”), prepared in good faith based on collections and payments since Closing, including detailed schedules supporting each adjustment made to Final Closing Net Working Capital in connection therewith. The True-Up Balance as presented by Purchaser in the True-Up Statement shall be final and binding on the parties hereto for the purpose of any Purchase Price adjustment pursuant to Section 2.3(h), unless, not later than forty-five (45) calendar days after receipt of the True-Up Statement, Seller provides Purchaser with a written notice of objection, detailing those items to which Seller takes exception. If Seller and Purchaser are unable, within fifteen (15) calendar days after receipt by Purchaser of the notice by Seller of objections, to resolve the disputed exceptions, such disputed exceptions, together with a written summary of the present dispute and a good faith proposal as to what the final determination should be, will be referred to the Independent Accounting Firm. The Independent Accounting Firm shall, within thirty (30) calendar days following its selection, deliver to Purchaser and Seller a written report determining such disputed exceptions, and its determinations will be conclusive and binding upon the parties hereto for the purposes of any Purchase Price adjustment under Section 2.3(e) hereof. The determinations of the Independent Accounting Firm shall be based upon Final Closing Net Working Capital as determined pursuant to this Section 2.3 and otherwise shall be made and articulated in accordance with the adjustments set forth above, and shall be final and binding on the parties hereto. The fees and disbursements of the Independent Accounting Firm shall be shared equally by Purchaser and Seller.

(h) Within three (3) Business Days following the final determination, pursuant to Section 2.3(g), of the True-Up Balance (the “Final True-Up Balance”), and based upon such final determination:

(i) If the Final True-Up Balance plus the Indemnified Net Working Capital Shortfall exceeds the Final Closing Net Working Capital, Purchaser shall pay to Seller by wire transfer of immediately available funds an amount equal to such excess.

(ii) If the Final True-Up Balance plus the Indemnified Net Working Capital Shortfall is less than the Final Closing Net Working Capital, Seller shall pay to Purchaser by (i) reducing the accrued interest and the outstanding principal amount of the Seller Note and (ii) to the extent of any deficiency remaining after such reduction, wire transfer of immediately available funds an amount equal to such deficit.

(i) Purchaser and the Company shall give Seller reasonable access to the books, records, facilities and employees of the Company and, to the extent reasonably applicable to the estimates and determinations to be made by Seller pursuant to this Section 2.3, of Purchaser and its Affiliates, during normal business hours at Seller’s request.

(j) Except as otherwise provided in this Section 2.3, any payment made pursuant to this Section 2.3 shall be made by wire transfer of immediately available funds.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as set forth in this Article III:

Section 3.1. Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to execute and deliver this Agreement, and the execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the enforceability of specific remedies.

Section 3.2. Organization of the Company.

(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own its properties and to conduct its business as presently conducted. Schedule 3.2 includes true and correct copies of the Certificate of Incorporation and By-Laws of the Company.

(b) The Company is duly qualified to do business and is in good standing in the states listed in Schedule 3.2, such states being each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to so qualify, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.3. Capitalization of the Company; Title to the Stock. The authorized capital stock of the Company consists of 100,000 shares of Class A common stock, par value $0.01 per share, of which 69,350 shares are outstanding. The Stock has been duly authorized and validly issued, and is fully paid and nonassessable. The Stock is the sole outstanding shares of capital stock of the Company, and except for this Agreement, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the Stock or any unissued or treasury shares of capital stock of the Company. Seller has, except as set forth on Schedule 3.3, and will have at the Closing valid and marketable title to the Stock, free and clear of any Liens, except those arising under this Agreement.

Section 3.4. No Conflict or Violation; Consents. Except as set forth on Schedule 3.4, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

(a) conflict with, or result in a violation of (i) any provision of the Certificate of Incorporation or By-Laws of the Company or Seller, or (ii) any resolution adopted by the board of directors or the stockholders of the Company or Seller;

(b) conflict with, or result in a violation of any Legal Requirement to which the Company or Seller, or any of the assets owned or used by the Company, may be subject;

(c) conflict with, or result in a violation of any of the terms or requirements of any Permit listed on Schedule 3.13(b);

(d) cause the Company to become subject to, or to become liable for the payment of, any Tax;

(e) conflict with, or result in a violation or breach of any provision of any Contract required to be listed on Schedule 3.15 or Lease required to be listed on Schedule 3.11(b);

(f) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by the Company, except those arising under this Agreement; or

(g) require the consent, approval, or authorization of, or registration or filing with, any Governmental Agency;

provided, however, that no representation or warranty is made hereby by Seller with respect to the effect of antitrust laws or regulations.

Section 3.5. Subsidiaries and Investments. The Company does not own, directly or indirectly through a Subsidiary, any stock of, or any equity participation in, any Person.

Section 3.6. Financial Statements; Closing Date Liability to Seller.

(a) The unaudited balance sheet of the Company at June 26, 2004 (the “Balance Sheet”), and related statements of income for the periods then ended (collectively, the “Financial Statements”), (i) are included as Schedule 3.6(a), and (ii) were prepared in accordance with GAAP and present fairly in all material respects the financial condition and the results of operations of the Company as of the dates and for the periods indicated thereon, except for the absence of notes and related statements of retained earnings and cash flows.

(b) The unaudited balance sheet of the Company as of the Interim Balance Sheet Date (the “Interim Balance Sheet”), and the related income statement for the period then ended (collectively, the “Interim Financial Statements”), (i) are included as Schedule 3.6(b), (ii) were prepared in accordance with GAAP and present fairly in all material respects the financial condition and the results of operations of the Company as of the dates and for the periods indicated thereon, except for normal year-end adjustments (the aggregate effect of which, except for adjustments with respect to income Taxes, are not material), and the absence of notes and related statements of retained earnings and cash flows.

(c) The Interim Financial Statements have been prepared on a basis consistent in all material respects with each of the monthly financial statements of the Company for the twelve (12) calendar months ending immediately prior to the date hereof, except for normal year-end adjustments.

Section 3.7. Undisclosed Liabilities. The Company has no material Liabilities (including any Liability arising from any product shipped or manufactured, or any services provided, by the Company prior to the Closing Date), except for Liabilities: (a) reflected or reserved for on the Interim Balance Sheet, (b) relating to performance obligations under Leases, Contracts and Permitted Liens in accordance with the terms and conditions thereof that are not required by GAAP to be reflected on the Interim Balance Sheet, (c) incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet or (d) as set forth on Schedule 3.7.

Section 3.8. Material Adverse Effect. Except as set forth on Schedule 3.8, since June 26, 2004, there has not been any Material Adverse Effect, nor, to the Seller’s Knowledge, have any events occurred nor do any circumstances exist which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

Section 3.9. Accounts Receivable. All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless collected prior to the Closing Date, the Accounts Receivable shown on the Interim Balance Sheet are current and collectible in accordance with GAAP net of the accruals related to Customer Trade Spending Obligations and applicable reserves shown on the Interim Balance Sheet (which reserves and accruals are calculated in accordance with GAAP). Schedule 3.9 contains a complete and accurate list of all Accounts Receivable as of the Interim Balance Sheet Date, which list sets forth the aging of such Accounts Receivable.

Section 3.10. Inventory. Except as set forth on Schedule 3.10, the materials, supplies and work-in-process included in the inventory of the Company as set forth on the Interim Balance Sheet were (a) substantially equivalent in quality to, and subject to seasonality, consistent in quantity with, the materials, supplies and work-in-process, and additions thereto, included in such inventory as of June 26, 2004; (b) suitable for the manufacture and distribution of the Company’s products in a manner substantially equivalent in quality to that achieved by the Company as of June 26, 2004; and (c) valued in accordance with GAAP subject to all reserves reflected in the Interim Balance Sheet.

Section 3.11. Real Property.

(a) Schedule 3.11(a) lists all real property owned by the Company (the “Owned Real Property”). The Company has good and marketable title in fee simple to the Owned Real Property free and clear of any Liens other than Permitted Liens. Other than the right of Purchaser pursuant to this Agreement, none of the Owned Real Property is subject to any right or option of any Person to purchase, lease or otherwise obtain title to such property.

(b) Schedule 3.11(b) contains a list of all leases and subleases, together with any amendments thereto and any subordination, nondisturbance and attornment agreements (the “Leases”), with respect to all real property leased by the Company (the “Leased Property”). The Company has valid leasehold interests in the Leased Property and the Company’s interest in the Leases are free and clear of all Liens other than Permitted Liens. Each Lease is in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and the application of any bankruptcy or other creditor’s rights laws, and the Company is not in breach or default under such Leases and, to Seller’s Knowledge, no other party is in material default under any of the Leases (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default) except to the extent such breach or default would not have a Material Adverse Effect). Seller has made available to Purchaser a true, correct an complete copy of each Lease, and all amendments thereto, listed in Schedule 3.11(b), except to the extent otherwise noted therein. Except as otherwise set forth on Schedule 3.11(b), the Company has not assigned its interest under any Lease, or subleased all or any part of the space demised thereunder, to any third party.

(c) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(d) The Owned Real Property and the Leased Property constitute all of the real property used by the Company in connection with the conduct of the business of the Company as currently conducted. There are no pending, or to Seller’s Knowledge, threatened condemnation or similar proceedings affecting the Owned Real Property. There are no pending, or, to Seller’s Knowledge, threatened condemnation or similar proceedings affecting the Leased Property.

(e) All brokerage commissions and other compensation and fees payable by reason of the Leases or the Owned Real Property have been paid in full or are reflected in the Interim Balance Sheet.

(f) To Seller’s Knowledge, Seller has not received any written notification of any requirements or recommendations by any insurance company which has issued to or for the benefit of the Company a policy covering the Owned Real Property, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any material repairs or material work to be done on such property which are still outstanding.

(g) To Seller’s Knowledge, all public utilities required for the operation of the Owned Real Property as currently conducted and necessary for the conduct of the business of the Company are (i) installed from public rights of way or valid easements for the benefit of the Company and (ii) operating.

(h) To Seller’s Knowledge, the plumbing, electrical, heating, air conditioning, elevator and ventilating systems, the roof, basement and foundation walls, and all other mechanical or structural systems of the buildings and improvements located on the Owned Real Property are in good working order and condition (in each case, taking into account the character and age of the foregoing) and are free from defect, other than such defects that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.12. Condition and Compliance of Property.

(a) Schedule 3.12(a) contains a list of owned personal property of the Company as of the Interim Balance Sheet Date with an original cost of $2,000 or more. As of such date, the Company owned outright and had good and marketable title to all such personal property subject to no Lien except Permitted Liens and except as set forth on Schedule 3.12(a).

(b) The assets owned or leased by the Company in the aggregate are adequate to conduct the operations of the Company (other than the operations listed on Schedule 3.12(b)) in substantially the manner currently conducted.

Section 3.13. Compliance with Legal Requirements.

(a) Except as set forth on Schedule 3.13(a), since December 30, 1993, the Company has complied with and has not received any written notice of violation of any Legal Requirements other than failures to comply or violations that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect. Since June 26, 2004, except as set forth on Schedule 3.13(a), neither Seller nor the Company has received any written notice or other written communication from any Governmental Agency or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of Seller or the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Schedule 3.13(b) sets forth each Permit that is necessary for the operations of the Company as currently conducted, including the issuing Governmental Agency, the expiration date, and the permit number, other than Permits for which the failure to be in full force and effect would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. All Permits included on Schedule 3.13(b), except as noted therein, are in full force and effect and no proceeding is pending or, to the Knowledge of Seller, threatened, to revoke or limit any such Permit. Except as set forth in Schedule 3.13(b):

(i) the Company is, and at all times since June 26, 2004 has been, in full compliance in all material respects with all of the terms and requirements of each Permit listed in Schedule 3.13(b);

(ii) since June 26, 2004, neither Seller nor the Company has received any written notice or other written communication from any Governmental Agency or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Permit, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit, which actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(iii) all applications required to have been filed for the renewal of the Permits listed on Schedule 3.13(b) have been duly filed on a timely basis with the appropriate Governmental Agencies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Agencies.

Section 3.14. Affiliate Agreements and Liabilities. Except as set forth on Schedule 3.14:

(a) there are no written or oral Contracts between the Company and any Seller Entity including, without limitation, any Contracts relating to the provision of any services by the Company to any such Seller Entity, or by any such Seller Entity to the Company; and

(b) since the Interim Balance Sheet Date, there have been no transactions, agreements or arrangements between the Company and (x) any Seller Entity, (y) any director or officer of the Company or (z) to Seller’s Knowledge, any member of the immediate family of any individual described in clause (x) or (y) of this sentence.

Section 3.15. Contracts.

(a) Except as set forth on Schedule 3.15 (and for Leases and Permitted Liens) and except for any Contracts containing Market Sensitive Information (the “Market Sensitive Contracts”), the Company is not a party to or bound by any:

(i) mortgage, indenture, note, or installment obligation, or other instrument for or relating to Indebtedness;

(ii) guaranty of any obligation for borrowings or performance, or guaranty or warranty of products or services, excluding endorsements or guaranties of instruments made in the Ordinary Course of Business in connection with the deposit of items for collection, and statutory warranties;

(iii) agreement or arrangement for the sale or lease of any of its assets other than in the Ordinary Course of Business;

(iv) agreement or other arrangement for the purchase of any real estate, machinery, equipment, or other capital assets in excess of $50,000;

(v) Contract, other than any Purchase Order, for the future purchase of materials, supplies, services, merchandise, or equipment parts in excess of $50,000;

(vi) Contract pursuant to which it is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses or stock of other companies;

(vii) license (other than in respect of Intellectual Property), distribution, dealership, representative, broker, sales agency, advertising or consulting Contract;

(viii) lease or other agreement for the use of real or personal property with rent in excess of $10,000 per year;

(ix) any “blanket” Purchase Orders that obligate the Company to purchase materials for longer than six (6) months after the date hereof;

(x) agreement imposing non-competition or exclusive dealing obligations on it;

(xi) agreement providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(xii) Contract or agreement for the employment of any stockholder, director, officer, consultant or key employee not terminable without penalty or Liability arising from such termination or any severance or change-in-control contract or arrangement;

(xiii) Contract relating to cleanup, abatement or other actions in connection with environmental liabilities; or

(xiv) Contract, other than any Purchase Order, which involves future payment by or to the Company in excess of $10,000 (or such higher threshold as applies to Contracts of that type pursuant to the other provisions of this Section 3.15).

(b) Each Contract required to be listed on Schedule 3.15 and each Market Sensitive Contract is valid, binding and enforceable against the Company, and, to Seller’s Knowledge, the other parties thereto in accordance with its terms, and is in full force and effect. The Company has performed all material obligations required to be performed by it to date under each of such Contracts. Except as set forth in Schedule 3.15, neither the Company, nor, to Seller’s Knowledge, any other party thereto is in material breach of or default under any Contract to which the Company is a party or by which it is bound or to which its assets are subject that is material to the properties, conduct, operations or financial condition of the Company (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default). Seller has made available to Purchaser a copy of each written Contract or other written evidence of the obligations, and all amendments thereto, listed or required to be listed in Schedule 3.15, subject to the provisions of Section 5.8 with respect to Market Sensitive Information and except to the extent otherwise noted thereon.

Section 3.16. Intellectual Property.

(a) Schedule 3.16(a) contains a list of all applications and registrations for Intellectual Property, all material unregistered Trademarks and copyrights, in each case owned by the Company, the jurisdictions in which such Intellectual Property has been registered by the Company or in which a Patent has been issued to the Company or in which an application for such registration or Patent has been filed. Except as set forth on Schedule 3.16(a) and except for Intellectual Property licensed to the Company, the Company is the owner of all right, title, and interest in the Intellectual Property, free and clear of all Liens (other than Permitted Liens) and other adverse claims.

(b) Schedule 3.16(b) contains a complete and accurate list of all Contracts relating to the Intellectual Property (excluding off-the-shelf commercially available software). Except as set forth on Schedule 3.16(b), there are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such agreement.

(c) Except as set forth on Schedule 3.16(c), (i) all of the Marks and copyrights registered to the Company are currently in compliance with Legal Requirements other than failures to comply that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect, and are valid, subsisting, unexpired, in proper form and enforceable, and all renewal fees and other maintenance fees which have fallen due on or prior to the effective date of this Agreement have been paid; (ii) all of the Patents issued to the Company are currently in compliance with all Legal Requirements other than failures to comply that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect, and are subsisting, unexpired, in proper form and enforceable, and to Seller’s Knowledge are valid, and all renewal fees and other maintenance fees which have fallen due on or prior to the effective date of this Agreement have been paid; (iii) the Company’s grants and registrations for the Intellectual Property have not lapsed or expired or, in the case of listed applications, been abandoned and no such application or registration is the subject of any legal or governmental proceeding before any governmental, registration or other authority in any jurisdiction; and (iv) all products and materials containing a Mark registered to the Company bear the proper notice where permitted by law.

(d) Trade Secrets. Except as set forth on Schedule 3.16(d),

(i) Seller and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets; and

(ii) the Trade Secrets are not part of the public knowledge or literature, and, to Seller’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

(e) Except as set forth on Schedule 3.16(e), to the Knowledge of Seller, there are no conflicts with or infringements of any Intellectual Property owned by the Company by any third party. Except as set forth on Schedule 3.16(e), no Patent issued to the Company has been or is now involved in any interference, reissue, reexamination, invalidation or opposition proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of such Patents. Except as set forth on Schedule 3.16(e), no Mark registered to the Company has been or is now involved in any opposition, invalidation or cancellation and, to Seller’s Knowledge, no such action is threatened with respect to any of such Marks. To Seller’s Knowledge, the conduct of the Company’s business as currently conducted does not conflict with or infringe in any way with any proprietary right of any third party. Except as set forth on Schedule 3.16(e), there is no claim, suit, action or proceeding pending or (to Seller’s Knowledge threatened) against the Company (i) alleging any such conflict or infringement with any third party’s proprietary rights or (ii) challenging the Company’s ownership or use of the Intellectual Property, or the validity or enforceability of the Intellectual Property or the Company’s ownership or use, as applicable, thereof.

(f) Neither Seller nor the Company has entered into any material consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any person relating to the Intellectual Property or the intellectual property of any third party other than as may be contained in the agreements listed in Schedule 3.16(b).

(g) Except as set forth on Schedule 3.16(g), the Company neither is, nor will it be as a result of Seller’s execution and delivery of this Agreement or Seller’s performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to any Intellectual Property. The validity and enforceability of the material Intellectual Property and the registration thereof has not been and will not be impugned or otherwise affected adversely as a result of the consummation of the transactions contemplated by this Agreement.

(h) Except as set forth on Schedule 3.16(h), no former or present employees, officers or directors of the Company hold any right, title or interest directly or indirectly, in whole or in part, in or to any Intellectual Property.

Section 3.17. Labor Relations. The Company is in full compliance with all laws regarding employment, wages, hours, equal opportunity, collective bargaining and payment of social security and other taxes except to the extent that noncompliance would not, in the aggregate, have a Material Adverse Effect. The Company is not engaged in any material unfair labor practice or discriminatory employment practice and no complaint of any such practice against the Company is filed or, to Seller’s Knowledge, threatened to be filed with or by the National Labor Relations Board, the Equal Employment Opportunity Commission or any other administrative agency, federal or state, that regulates labor or employment practices, nor is any material grievance filed or, to Seller’s Knowledge, threatened to be filed, against the Company by any employee pursuant to any collective bargaining or other employment agreement to which the Company is a party or is bound. The Company is in compliance with all applicable foreign, federal, state and local laws and regulations regarding occupational safety and health standards except to the extent that noncompliance will not have a Material Adverse Effect, and has received no complaints from any foreign, federal, state or local agency or regulatory body alleging violations of any such laws and regulations. Except as set forth on Schedule 3.17, the Company is not a party to any collective bargaining agreement covering Employees, and to Seller’s Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union.

Section 3.18. Employee Benefits.

(a) Schedule 3.18(a) sets forth all Employee Benefit Plans and all other material employee benefit arrangements, including, without limitation, any such arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or to which the Company is obligated to contribute for Employees. Each of the employee benefit plans and arrangements set forth on Schedule 3.18(a) shall hereafter be referred to as a “Plan” (or “Plans” as the context may require).

(b) Copies of the following documents, with respect to each of the Plans as applicable, have been made available to Purchaser by Seller: (i) all plan and related trust documents, and amendments thereto; (ii) the most recent IRS Form 5500; (iii) the last IRS determination letter; and (iv) summary plan descriptions.

(c) None of the Plans is a Multiemployer Plan or is subject to Title IV of ERISA and neither the Company, the Seller nor the Seller’s Subsidiaries have incurred any liability due to a complete or partial withdrawal from a Multiemployer Plan, and, to Seller’s Knowledge, no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability.

(d) Except as set forth on Schedule 3.18(d), each Plan complies with, and has been established, operated and administered in accordance with, in all material respects, its terms and the requirements of, ERISA, the Code and other applicable laws.

(e) Except as set forth on Schedule 3.18(e), there are no material pending or, to Seller’s Knowledge, threatened claims by, on behalf of or involving any plan administrator or any plan trustee (other than routine claims for benefits) with respect to any Plan.

(f) Except as set forth on Schedule 3.18(f), the Company has not incurred any material liability for any tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA with respect to any Plan.

(g) Except as set forth on Schedule 3.18(g), the Company has not incurred any liability with respect to any Employee Benefit Plan solely by reason of being treated as a single employer under Section 414 of the Code with any entity other than the Company, and no facts exist which could reasonably form the basis for such liability.

(h) Each Plan which is intended to qualify under Section 401(a) of the Code has received an IRS determination letter concluding that such Plan so qualifies in form, and, to Seller’s Knowledge, except as set forth on Schedule 3.18(h), no event has occurred and no condition exists that would cause such Plan to lose its qualified status.

(i) Except as set forth on Schedule 3.18(i) or as may be required under Section 4980B of the Code, Section 601 of ERISA or other applicable foreign, state or local law, the Company does not have any Liability for post-retirement medical or life insurance benefits or coverage for any Employee or any dependent of any such employee.

(j) Except as set forth on Schedule 3.18(j), the consummation of the transactions contemplated by this Agreement will not result in any increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable by the Company to or in respect of any Employee or the beneficiary or dependent of any such employee under any Plan.

Section 3.19. Insurance. Schedule 3.19 sets forth a list of all insurance policies and all material fidelity bonds or other insurance service contracts (the “Insurance Policies”)

providing coverage for the properties or operations of the Company, the type and amount of coverage, and the expiration dates of the Insurance Policies. Except as set forth on Schedule 3.19, there is no claim by the Company pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all Insurance Policies have been paid, and the Company has otherwise complied in all material respects with the terms and conditions of all the Insurance Policies. The Insurance Policies are valid and enforceable in accordance with their terms. Except as set forth on Schedule 3.19, since June 26, 2004, neither Seller nor the Company has received any written notice from any insurance carrier: (i) threatening a suspension, revocation, modification or cancellation of any Insurance Policy or a material increase in any premium in connection therewith, or (ii) informing Seller or the Company, as the case may be, that any coverage listed on Schedule 3.19 will or may not be available in the future on substantially the same terms as now in effect.

Section 3.20. Litigation. Except as set forth in Schedule 3.20, there are no claims, actions, suits or proceedings pending or, to Seller’s Knowledge, threatened before any Governmental Agency brought (a) by or against the Company, (b) against Seller with respect to the Company or (c) against any of the Company’s Subsidiaries or greater than 20% direct or indirect beneficial owners, or, to Seller’s Knowledge, any of the Company’s officers, directors, Employees or agents, in each case with respect to any assets, properties or operations of the Company or the transactions contemplated by this Agreement. Neither the Company nor any of its assets or properties is subject to any Order that affects its assets, properties, operations, net income or financial condition or which would or would be reasonably expected to interfere with the transactions contemplated by this Agreement.

Section 3.21. Environmental Matters. Except as set forth on Schedule 3.21(a):

(a) The Company is and has been in compliance with all applicable Environmental Laws other than failures to comply that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

(b) The Company is in compliance with all Permits required to be listed on Schedule 3.13(b) that are required pursuant to Environmental Laws (“Environmental Permits”) for the activities and operations of the Company other than failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Schedule 3.21(b) lists each such Environmental Permit, including its expiration date.

(c) The Company has not received any written notice of any actual or threatened claim, notice of violation, request for information pursuant to CERCLA or any analogous state law or other request arising under Environmental Laws and relating to the Company that would reasonably be expected to result in material liability.

(d) Neither the Company nor any entity whose liability may be imputed to the Company has assumed or undertaken any material liability or corrective or remedial obligation of any other Person relating to Environmental Laws.

(e) None of the Owned Real Property (or any buildings, structures, fixtures or materials on such real property): (i) has been the subject of any generation, storage, accumulation or disposal of any Hazardous Material, except in the Ordinary Course of Business and in compliance with Environmental Laws other than failures to comply that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect or (ii) contains or includes any friable asbestos, polychlorinated biphenyls, or any underground storage tanks (or other underground structures which contain Hazardous Material).

(f) Neither the Company nor any entity whose liability may be imputed to the Company has arranged, transported or otherwise caused to be disposed of any Hazardous Material except in compliance with Environmental Laws other than failures to comply that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect and in a manner that will not result in liability.

(g) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any investigation or remediation of any Hazardous Material, or notice to or consent of any Person, pursuant to any applicable Environmental Law or Environmental Permit.

(h) The Company has made available to Purchaser true and accurate copies of all material reports, investigations, internal audits, and material correspondence in the Company’s possession or control related to the Company’s compliance with and actual or threatened liability under Environmental Laws.

(i) Notwithstanding anything to the contrary in this Agreement, including, without limitation, Section 3.7, Section 3.8, Section 3.11, Section 3.13, and Section 3.20, this Section 3.21 contains the sole representations and warranties of the Company with respect to matters arising under Environmental Laws.

Section 3.22. Tax Matters.

(a) Except as otherwise disclosed in Schedule 3.22, (i) the Company has filed (or joined in the filing of) when due all Tax Returns required by applicable law to be filed with respect to the Company and all Taxes shown to be due on such Tax Returns have been paid; (ii) all such Tax Returns were true, correct and complete as of the time of each such filing (provided that Purchaser acknowledges and agrees that the representation set forth in this Section 3.22(a)(ii) shall not form the basis for any indemnification claim by Purchaser under this Agreement with respect to Taxes attributable to periods (or portions thereof) beginning after the Closing Date); (iii) all Taxes relating to periods ending on or before the Closing Date owed by the Company (whether or not shown on any Tax Return) at any time on or prior to the Closing Date, if required to have been paid, have been paid (except for Taxes which are being contested in good faith); (iv) any liability of the Company for Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of the Company in accordance with GAAP; (v) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company in respect of any Tax or assessment, nor is any claim for additional Tax or assessment asserted by any Governmental Agency; (vi) since January 1, 2000, no claim communicated specifically to Seller or to the Company, whether oral or written, has been made by any Governmental Agency in a jurisdiction where the Company does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to Seller’s Knowledge is any such assertion threatened; (vii) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns; (viii) the Company is not a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (ix) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company; and (x) the Company has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party. Seller has made available to Purchaser copies of all Tax Returns filed by or on behalf of the Company during the last three (3) years.

(b) (i) No property of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code; (ii) the Company is not a party to any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954; and (iii) the Company has not filed any agreement or consent under Section 341(f) of the Code.

(c) Notwithstanding anything to the contrary in this Agreement, including, without limitation, Section 3.7, Section 3.8, Section 3.11, Section 3.13, Section 3.18 and Section 3.20, this Section 3.22 contains the sole representations and warranties of the Company with respect to Taxes.

Section 3.23. Interim Operations. Except as set forth on Schedule 3.23, since the Interim Balance Sheet Date, the Company has operated only in the Ordinary Course of Business and has not:

(a) changed its authorized or issued capital stock; granted any stock option or right to purchase shares of capital stock; issued any security convertible into such capital stock; or made any Equity Distributions;

(b) incurred or become subject to, or agreed to incur or become subject to, any material obligation or Liability, except in the Ordinary Course of Business;

(c) mortgaged or pledged any of its assets, tangible or intangible, except for Permitted Liens;

(d) sold or transferred or agreed to sell or transfer any of its assets, or canceled or agreed to cancel any debts owed to it or any of its claims except in the Ordinary Course of Business;

(e) suffered any extraordinary losses (as that term is defined by GAAP) or, except in the Ordinary Course of Business, waived any material rights;

(f) terminated or agreed to terminate any material contract, agreement, license, or other instrument to which it is a party, except in the Ordinary Course of Business;

(g) increased or agreed to increase the rate of compensation payable by it to any employee, whose compensation is determined other than by multiplying the number of hours worked by an hourly rate (a “Salaried Employee”), over the rate being paid or accrued to them as of the Interim Balance Sheet Date (other than increases granted to individual Salaried Employees for merit, length of service, change in position or responsibility or other reasons specific to individual Salaried Employees and not generally to a class or group of Salaried Employees);

(h) made or agreed to make any accrual or arrangement for or payment of bonuses or special compensation of any kind to any of its Salaried Employees or made any general increase in the salary or bonus payable or to become payable by the Company to any Employee other than Salaried Employees (other than increases granted to individual Employees for merit, length of service, change in position or responsibility or other reasons applicable to specific Employees and not generally to a class or group thereof);

(i) entered into any agreement, written or oral, providing for the employment of any Employee or any severance or termination benefits payable or to become payable by the Company to any Employee;

(j) taken any action which would have constituted a breach of any negative covenant of Seller set forth in Article V if such negative covenant had applied since the Interim Balance Sheet Date; or

(k) suffered any shortages of materials or supplies or any casualty that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.24. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller without the intervention of any other Person acting on their behalf in such manner as to give rise to any valid claim by any such Person against the Company or Purchaser for a finder’s fee, brokerage commission or other similar payment based on an arrangement with Seller.

Section 3.25. Product Liability. Except as disclosed in Schedule 3.25:

(a) there has not been during the past three (3) years and there is no demand, claim, action, suit, inquiry, hearing, proceeding, or written notice of a violation or investigation of a civil, criminal or administrative nature by or before any Governmental Agency against or involving any product, substance or material (collectively, a “Product”), or class of claims or lawsuits involving a Product, in each case, manufactured, produced, distributed or sold by or on behalf of the Company which is pending or, to Seller’s Knowledge, threatened, against the Company or Seller resulting from an alleged defect in design, manufacture, materials or workmanship of any Product manufactured, produced, distributed or sold by or on behalf of the Company, or any alleged failure to warn, or from any breach of express or implied specifications or warranties or representations (a “Product Claim”) on behalf of the ultimate retail purchaser of any Product;

(b) there has not been during the past three (3) years, nor is there under consideration or investigation by the Company, any Product recall (collectively recalls are referred to in this Agreement as “Recalls”) conducted by or on behalf of the Company concerning any Products manufactured, produced, distributed or sold by or on behalf of the Company or, to the Knowledge of Seller, any Recall conducted by or on behalf of any entity as a result of any alleged defect in any Product supplied by the Company;

(c) there is no Product Claim pending or, to Seller’s Knowledge threatened, on behalf of a customer of the Company or on behalf of any Governmental Agency which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect; and

(d) to Seller’s Knowledge, except as disclosed on Schedule 3.25 and except for adulterations, misbranding and violations of the Federal Food, Drug & Cosmetic Act, as amended (the “FD&C Act”), that would not have a Material Adverse Effect, during the past three (3) years no shipment or other delivery of Products made by the Company (i) adulterated or misbranded within the meaning of the FD&C Act; (ii) an article which may not under the provisions of Section 404 of the FD&C Act be introduced into interstate commerce; or (iii) adulterated or misbranded within the meaning of any pure food laws or ordinances of any state, province or city to which such articles are shipped or to be shipped. All finished goods inventories of the Company labeled for sale in Puerto Rico are products which, under the provisions of Puerto Rico’s pure food laws, can be shipped to and/or sold in Puerto Rico, and which conform in all respects to the requirements of such laws and the regulations issued pursuant thereto and all finished goods inventories of the Company labeled for sale in Mexico are products which, under the provisions of Mexico’s pure food laws, can be shipped to and/or sold in Mexico, and which conform in all respects to the requirements of such laws and the regulations issued pursuant thereto, except, in the case of both Puerto Rico and Mexico, where noncompliance with such laws and regulations would not have a Material Adverse Effect.

Section 3.26. Books and Records. The books of account, minute books, stock record books, and other corporate records of the Company, all of which have been made available, or in the case of any Market Sensitive Information, will be made available pursuant to and subject to Section 5.8, to Purchaser, are complete and correct in all material respects and accurately reflect in reasonable detail the transactions to which the Company is a party or by which its properties are bound. The minute books of the Company contain, in all material respects, accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors, and committees of the board of directors thereof, and no material meeting of any such stockholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be provided to Purchaser.

Section 3.27. Customers and Suppliers. Schedule 3.27 lists the twenty-five (25) largest milk customers (measured by gross sales dollars) and the twenty-five (25) largest suppliers (measured by invoiced dollars) of the Company for the fiscal year ended June 26, 2004 (“Major Customers” and “Major Suppliers,” respectively) and the amount of business done with each Major Customer and Major Supplier in such year. As of the date of this Agreement, except as set forth on Schedule 3.27, (a) the Company is not engaged in a dispute with any Major Customer or Major Supplier that is material to the Company’s relationship with such Major Customer or Major Supplier, (b) there has been no adverse change in the business relationship of the Company with any Major Customer or Major Supplier since June 26, 2004 that is material to the Company’s relationship with such Major Customer or Major Supplier, and (c) no Major Customer or Major Supplier has threatened in writing any modification or change in the business relationship with the Company that is material to the Company’s relationship with such Major Customer or Major Supplier.

Section 3.28. Certain Payments. Since June 26, 2004, neither the Company nor any of its directors, officers, agents, or Employees, or to Seller’s Knowledge, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

Section 3.29. Accounts. Schedule 3.29 hereto correctly identifies each bank account, brokerage account and safety deposit box maintained by or on behalf or for the benefit of the Company and the name of each person with any power or authority to act with respect thereto.

Section 3.30. Universal Product Codes. Schedule 3.30 contains a list of universal product codes of Seller currently used by the Company. Seller is not using any such universal product code in any business other than the business of the Company.

Section 3.31. Slotting Allowances. Except as set forth on Schedule 3.31, (a) since June 26, 2004, the Company has not paid, or committed to pay, any lump sum payments to retailers in connection with product introductions or product placements of limited duration (“Slotting Allowances”), (b) no Major Customers have notified the Company of plans to change their policies with respect to Slotting Allowances to take effect after the Closing Date which plans have not been withdrawn and (c) to the Knowledge of Seller, the transactions contemplated hereby will not result in any new or increased charges for Slotting Allowances for the Company’s products after the Closing Date.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 4.1. Authority of Purchaser. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Seller Note, the execution and delivery by Purchaser of this Agreement and the Seller Note and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser, and each of this Agreement and the Seller Note constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Purchaser has the requisite corporate power and authority to own its properties and to carry on the business presently being conducted by it.

Section 4.2. No Conflict or Violation. Except as referenced in Schedule 4.2, neither the execution and delivery of this Agreement by Purchaser, nor the consummation or performance of any of the transactions contemplated hereby will, (with or without notice or lapse of time):

(a) conflict with, or result in a violation of (i) any provision of the Certificate of Incorporation or By-Laws of Purchaser, or (ii) any resolution adopted by the board of directors or the stockholders of Purchaser;

(b) conflict with, or result in a violation of, any Legal Requirement to which Purchaser may be subject;

(c) conflict with, or result in a violation or breach of any provision of any material contract, lease, or permit of Purchaser; or

(d) require the consent, approval, or authorization of, or registration or filing with, any Governmental Agency or any other Person on behalf of Purchaser;

provided, however, that no representation or warranty is made hereby by Purchaser with respect to the effect of antitrust laws or regulations.

Section 4.3. Litigation. There are no actions, causes of action, claims, suits, proceedings or Orders pending or, to the actual knowledge, after reasonable inquiry, of the executive officers of Purchaser, threatened against Purchaser at law, in equity, in admiralty or otherwise, or before or by any Governmental Agency, which seeks to restrain or enjoin the consummation of the transactions contemplated hereby.

Section 4.4. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser without the intervention of any other Person acting on its behalf in such manner as to give rise to any valid claim by any such Person against Seller or its Affiliates for a finder’s fee, brokerage commission or other similar payment based on an arrangement with Purchaser.

Section 4.5. Investment Intent; Status. The Stock will be acquired hereunder solely for the account of Purchaser for investment, and not with a view to the resale or distribution thereof in violation of the Securities Act of 1933, as amended, subject to the right of Purchaser to sell, assign, transfer or distribute any or all of the Stock to any Person which is an Affiliate of the Purchaser. Purchaser is an “accredited investor” within the meaning of Regulation 501 promulgated under the Securities Act of 1933, as amended.

Section 4.6. Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Company shall be able to pay its debts as they become due and shall own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Company shall have adequate capital to carry on it business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company and Purchaser.

Section 4.7. Representations and Warranties Regarding the Company. As of the date of this Agreement, Purchaser has no knowledge (i) that any of the representations and warranties of Seller in this Agreement and the Schedules are not true in all material respects or (ii) of any material errors in, or omissions from, the Schedules to this Agreement.

ARTICLE V.

CERTAIN COVENANTS AND AGREEMENTS

Section 5.1. Transfer Taxes. Any sales, recording, transfer, stamp, conveyance, value added, use, or other similar Taxes, duties, excise, governmental charges or fees imposed as a result of the sale of the Stock to Purchaser pursuant to this Agreement shall be borne by Purchaser and Seller, equally. Each of Purchaser and Seller shall promptly remit half of any refunds of such items to Seller or Purchaser, as applicable. Seller and Purchaser, to the extent required by Legal Requirements, shall prepare and file all Tax Returns on a timely basis with respect to any such Taxes or fees.

Section 5.2. Obligation to File Tax Returns.

(a) Seller shall cause to be prepared and filed all Tax Returns with the appropriate federal, state, local and foreign Governmental Agencies relating to the Company for periods ending on or prior to the Closing Date and that are due after the Closing Date and shall pay all Taxes due with respect to such Tax Returns, except to the extent such Taxes are included in Final Closing Net Working Capital. Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company covering a Tax year commencing prior to the Closing Date and ending after the Closing Date (a “Straddle Tax Return”) and shall cause the Company to pay the Taxes shown to be due thereon, provided, however, that Seller shall promptly reimburse Purchaser for the portion of such Tax that relates to a Pre-Closing Tax Period (as defined below), except to the extent such Tax is included in Final Closing Net Working Capital as a current liability. Seller will furnish to Purchaser all information and records reasonably requested by Purchaser for use in preparation of any Straddle Tax Returns. Purchaser shall allow Seller to review, comment upon and reasonably approve without undue delay any Straddle Tax Return at any time during the forty-five (45) calendar day period immediately preceding the filing of such Tax Return. Purchaser and Seller agree to cause the Company to file all Tax Returns for any Straddle Period (as defined below) on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Governmental Agency will not accept a Tax Return filed on that basis. For purposes of this Agreement “Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion ending on and including the Closing Date of any taxable period that includes (but does not end on) the Closing Date (“Straddle Period”).

(b) In the case of any Straddle Period, (i) real, personal and intangible property Taxes (“Property Taxes”) of the Company for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the Straddle Period; and (ii) the Taxes of the Company (other than Property Taxes) for the portion of the Straddle Period that constitutes a Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

(c) With respect to Tax Returns to which this Section 5.2 applies, Purchaser and Seller agree to report all items attributable to transactions not in the Ordinary Course of Business occurring on the Closing Date after Purchaser’s purchase of the Stock as arising on the day immediately following the Closing Date and accordingly reflected on Purchaser’s consolidated income Tax Return to the extent permitted by Section 1.1502-76(b)(1)(ii)(B) of the Treasury Regulations (and any similar provision of state or local income Tax law).

(d) No Tax Return of the Company filed with respect to periods ending before, or including, the Closing Date shall be amended after the Closing Date without Seller’s consent, which consent shall not be unreasonably withheld.

(e) All Tax refunds received by Purchaser or the Company or any of their respective Affiliates, and all amounts credited against Taxes to which Purchaser and the Company become entitled, with respect to Taxes paid by Seller or the Company for periods (or portions thereof, determined in accordance with Section 5.2(b) ending on or before the Closing Date shall be paid over to the Seller within ten (10) calendar days after receipt or crediting by Purchaser or the Company thereof.

(f) Purchaser shall waive any carryback of Tax attributes of the Company arising in a period (or portions thereof, determined in accordance with the principles set forth in Section 5.2(b)) beginning after the Closing Date into any consolidated, combined or unitary Tax Return filed by the Seller.

Section 5.3. Sale of Beech-Nut. If, during the eighteen (18) month period following the Closing Date, Seller consummates the sale of all or substantially all of the assets or of the outstanding capital stock of Beech-Nut Nutrition Corporation (“Beech-Nut”) and the liabilities and obligations of Seller under this Agreement are not assumed by the buyer thereof in connection with such sale, then prior to or contemporaneously with the closing of such sale Seller shall deliver an amount equal to (i) $3,000,000 less (ii) the amount of any unpaid principal and interest outstanding under the Seller Note and less (iii) the amount, if any, of any indemnification payments previously paid (including, without limitation, by way of setoff against the Seller Note pursuant to Section 9.2(d)) to Purchaser or any of its Affiliates pursuant to Section 9.2 (the “Escrow Funds”) in immediately available funds to a nationally recognized bank mutually selected by Purchaser and Seller, as escrow agent, to be held and disbursed by such escrow agent in accordance with the terms of an escrow agreement reasonably acceptable to Seller and Purchaser to be entered into by them and the escrow agent at the time of the creation of the escrow. The Escrow Funds shall be available to Purchaser pursuant to the escrow agreement to satisfy any claims pursuant to Sections 9.2 or 9.5 hereof. Except to the extent otherwise provided in the escrow agreement with respect to unsatisfied indemnification claims, such escrow shall terminate at the end of such eighteen (18) month period (the “Escrow Termination Date”). Any Escrow Funds remaining as of the Escrow Termination Date shall be released from escrow and promptly paid over to Seller, except to the extent otherwise required by the escrow agreement with respect to unsatisfied indemnification claims, which remaining amounts shall be paid out pursuant to the escrow agreement. For the avoidance of doubt, the parties acknowledge and agree that a merger of Seller with and into Beech-Nut or of Beech-Nut with and into Seller or a sale of any or all of the outstanding capital stock of Seller shall not result in any rights or obligations pursuant to this Section 5.3.

Section 5.4. Nondisclosure; Noncompetition.

(a) From and after the Closing Date, Seller shall not use, divulge, furnish or make accessible to anyone other than its stockholders, accountants, attorneys, advisers and Purchaser any proprietary, material non-public, confidential or secret information to the extent relating to the Company (including, without limitation, customer lists, supplier lists and pricing and marketing arrangements with customers or suppliers), and Seller shall cooperate reasonably with Purchaser in preserving such proprietary, confidential or secret aspects of the Company.

(b) For a period of five (5) years after the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly, manufacture or sell in North America or Puerto Rico any products manufactured or sold by the Company as of the Closing, or own stock or otherwise have an equity interest in any person or entity engaged in such business (except as a stockholder holding less than 5% of the stock of a publicly held corporation). Seller shall not, for a period of two (2) years from the Closing Date, solicit for hire any Employees that are employees of the Company immediately following the Closing without the prior written consent of Purchaser. Purchaser shall not, for a period of two (2) years from the Closing Date, solicit for hire any employees of Seller or Beech-Nut as of the Closing Date without the prior written consent of Seller. For the avoidance of doubt, general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not directed towards employees of the Company, Seller or Beech-Nut, as applicable, shall not be deemed to constitute solicitation for purposes of this Section 5.4(b). Each of Seller and Purchaser agrees that a violation of this Section will cause irreparable injury to Purchaser or Seller, as applicable, and Purchaser or Seller, as applicable, shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Seller or Purchaser, as applicable, from doing or continuing to do any such violation and any other violations or threatened violations of this Section 5.4. Notwithstanding the foregoing, nothing in this Section 5.4 shall be deemed to restrict any unaffiliated third party purchaser of all or substantially all of the assets or of the outstanding capital stock of Beech-Nut or Seller.

(c) Seller acknowledges and agrees that the covenants set forth in this Section are reasonable and valid in scope and in all other respects. If any of such covenants is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, notwithstanding the first sentence of this paragraph (c), any of the provisions of this Section relating to scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

Section 5.5. Ongoing Tax Cooperation.

(a) If the Closing occurs, Seller and Purchaser shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such Tax data, prior Tax Returns and filings and other information as may be reasonably required for the preparation by Purchaser or Seller of any Tax Returns, elections, consents or certificates required to be prepared and filed by Purchaser or Seller and any audit or other examination by any Governmental Agency, or judicial or administrative proceeding relating to liability for Taxes. Without limiting the generality of the foregoing, each of Purchaser and Seller shall retain copies of all Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or including the Closing Date until the later of (i) the expiration of the statute of limitations for the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except for extensions executed by that party or its Affiliates or extensions for which such party has received written notice from another party, and (ii) six years following the due date (without extensions) for such Tax Returns; provided, however, that no party will dispose of its copies without first notifying the other parties and providing such other parties with a reasonable period of time to assume possession of such copies. In addition, without limiting the generality of the foregoing, each party shall make its personnel and those of its Affiliates reasonably available for deposition and testimony in any tax controversy or proceeding. Purchaser shall cooperate with Seller to the extent reasonably necessary for Seller’s preparation of its financial statements and Tax Returns and in the sharing of financial and accounting information with respect thereto or with respect to any audit, examination, or other proceeding with respect thereto. Any information or documentation provided pursuant to this Section shall not be disclosed by the recipient thereof to any Person except its accountants and relevant tax authorities or as required by applicable law (in which case the disclosing party shall consult in good faith with the other party prior to making any such disclosure).

(b) If, subsequent to the Closing, Purchaser or the Company receives notice of a Tax Contest with respect to any Tax Return or Tax for a Pre-Closing Tax Period, then within ten (10) days after receipt of such notice, Purchaser shall notify the Seller of such notice. The Seller shall have the right to control the conduct and resolution of such Tax Contest, provided, however, that if any of the issues raised in such Tax Contest could reasonably be expected to have a material impact on Taxes of the Company for a Tax period (or portion thereof, determined in accordance with the principles set forth in Section 5.2(b)), then (i) Seller shall afford Purchaser the opportunity to control jointly the conduct and resolution of the portion of such Tax Contest with respect to such issues which could reasonably be expected to have a material impact on Taxes of the Company in any such Tax period or portion thereof and (ii) after the second anniversary of the Closing Date, Seller shall not settle any such Tax Contest without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. If the Seller shall have the right to control the conduct and resolution of such Tax Contest but elects in writing not to do so, then Purchaser shall have the right to control the conduct and resolution of such Tax Contest, provided that Purchaser shall keep Seller informed of all developments on a timely basis and Purchaser shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on the Seller’s indemnification obligations under this Agreement without Seller’s written consent, which shall not be unreasonably withheld. Each party shall bear its own costs for participating in such Tax Contest. “Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes. For the avoidance of doubt, with respect to any Tax matter for which Seller has agreed to indemnify Purchaser pursuant to Section 9.2 (including, without limitation, as a result of a breach of any representation set forth in Section 3.22), the provisions of this Section 5.5(b)), rather than the provisions of Section 9.4, shall apply.

Section 5.6. Further Assurances. Upon the request of Purchaser or Seller at any time after the Closing Date, Seller or Purchaser, as applicable, shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as Purchaser or Seller, as applicable, may reasonably request in order to perfect title of Purchaser and its successors and assigns to the Stock or otherwise to effectuate the purposes of this Agreement.

Section 5.7. Employees and Employee Benefits.

(a) Immediately prior to the Closing Date, Seller shall transfer the employment of the private label sales person set forth on Schedule 5.7(a) to the Company, provided such sales person is then employed by Seller, the Company or any Subsidiary of Seller and consents to such transfer (together with Employees who are employed by the Company on the Closing Date, the “Transferred Employees”).

Purchaser shall cause the Transferred Employees to continue employment with the Company in the same or comparable positions, and with at least the same base pay, and total compensation and benefits (taking into account base pay, bonus, and other incentive compensation) substantially equivalent to compensation and benefits provided to similarly situated employees of Purchaser. Purchaser shall cause such employee benefit plans to take into account for all employment related purposes such Transferred Employees’ service with Seller as if such service were with Purchaser, except to the extent such service credit would result in the duplication of benefits. Any restrictions on coverage for pre-existing conditions or requirements for evidence of insurability under the employee benefit plans of Purchaser shall be waived, but only to the extent waived under the Plans, and Transferred Employees shall receive credit under the employee benefit plans of Purchaser for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the applicable Plan in accordance with the corresponding employee benefit plans of Purchaser. In addition, Purchaser shall cause the Company to provide to any Salaried Employee who is terminated within twenty-four (24) months after the Closing Date one week of severance benefits for each year of service as an employee of the Company and/or Seller. For all other Employees, Purchaser shall cause the Company to provide any such Employees severance benefits conditioned upon the successful shutdown of the Company’s Seneca plant; provided that the amount of such severance benefits and whether or not the Seneca plant has been shut down successfully shall be determined by Purchaser in its sole discretion.

(b) Prior to the Closing Date, Seller shall cause the Company to transfer sponsorship of the Milnot Holding Corporation Savings Plan (and any other Plan that does not cover solely Employees) from the Company to Seller or one of its other Affiliates. Subject to the terms and conditions of any collective bargaining agreement which is currently in effect or which may be in effect at any time in the future, each Transferred Employee who satisfies the eligibility requirements of the Milnot Holding Corporation Savings Plan shall become eligible on the Closing Date to participate in the Purchaser’s tax-qualified defined contribution plan (the “Purchaser 401(k) Plan”). As soon as practicable after the Closing Date, Seller shall cause the trustees of the Milnot Holding Corporation Savings Plan to transfer to the trustees or other funding agent of the Purchaser 401(k) Plan, the amounts representing the account balances of the Transferred Employees (including the appropriate net investment return thereon), said amounts to be established as account balances or accrued benefits of such individuals under the Purchaser 401(k) Plan. Each such transfer shall comply with Section 414(l) of the Code and the requirements of ERISA and the regulations promulgated hereunder. Except with respect to notes evidencing plan loans, all assets to be transferred pursuant to this Section 5.7(b) shall be in cash, or to the extent mutually agreed upon by Seller and Purchaser, in kind. At the time the assets that are held in the trust with respect to the Milnot Holding Corporation Savings Plan are transferred to the trust under the Purchaser 401(k) Plan pursuant to this Section 5.7(b), the Purchaser 401(k) Plan shall assume all liabilities of the Milnot Holding Corporation Savings Plan for account balances transferred to the trust under the Purchaser 401(k) Plan, and such transfer shall be in full discharge of all obligations of the Milnot Holding Corporation Savings Plan in respect thereof; provided, however, neither Purchaser nor the Purchaser 401(k) Plan shall assume any liability for failing to properly value the accounts of Transferred Employees under the Milnot Holding Corporation Savings Plan or for any other matter relating to the administration or the investment of the assets of the Milnot Holding Corporation Savings Plan. Except as expressly provided in the Transition Services Agreement executed by the parties on the date hereof (the form of which is attached hereto as Exhibit E), as of the Closing Date, Seller shall spin-off the health care and dependent care account balances (and related assets and liabilities) and participant elections under Seller’s flexible benefit plan with respect to the Transferred Employees to the Purchaser’s flexible benefits plan. After the Closing Date, the Company shall retain all liability with respect to any Plan sponsored by the Company that covers solely Employees.

(c) On or after the Closing Date, Purchaser shall allow Transferred Employees to receive paid time off for any unused vacation accrued prior to the Closing Date in accordance with applicable law. Schedule 5.7(c) accurately sets forth the unused vacation accrued by each Transferred Employee prior to the date hereof. Seller and its Affiliates shall have no liability to Employees for the accrued vacation described herein.

(d) Purchaser shall be responsible for satisfying all obligations under Part 6 of Title I of ERISA and Section 4980B of the Code to provide continuation coverage to or with respect to (i) any Transferred Employee (and their eligible dependants) and (ii) after the Closing Date, any Plan sponsored by the Company that covers solely Employees.

(e) Seller shall be responsible for providing workers’ compensation payments to any Employee who has made a compensation claim relating to any period occurring prior to the Closing Date and, with respect to Transferred Employees, Seller shall continue to make workers’ compensation payments after the Closing until such time that the Transferred Employee is able to return to active employment with the Company (regardless of whether such Transferred Employee actually returns to active employment with the Company). Purchaser shall take all reasonable steps, including providing reasonable accommodation, not to deny employment and to assist such Transferred Employee in returning to work. Purchaser shall provide Seller with monthly health status reports of any Transferred Employee receiving workers’ compensation payments as of the Closing Date. Seller shall be entitled to receive the benefit of any retroactive rate adjustment in its favor with respect to any Employee described herein.

Section 5.8. Market Sensitive Information. Seller shall provide Purchaser and its representatives access to any Company trade spending or other sensitive competitive data, including, without limitation, (i) any customer pricing information, (ii) any Customer Trade Spending Obligations and (iii) the information set forth on Schedule 5.8 (collectively, the “Market Sensitive Information”), within five (5) Business Days following the Closing Date.

Section 5.9. Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby, including without limitation satisfaction of conditions to the Closing set forth herein.

ARTICLE VI.

CONDITIONS TO SELLER’S OBLIGATIONS

The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Seller) of each of the following conditions on or prior to the Closing Date:

Section 6.1. Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement which are qualified as to materiality shall be true and correct, and all other representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects.

Section 6.2. Compliance with Agreement. Purchaser shall have performed and complied in all material respects with all covenants to be performed or complied with by it on or prior to the Closing Date.

Section 6.3. Consents. All consents, Permits, authorizations, approvals, waivers and amendments which are listed on Schedule 7.3 hereto shall have been obtained.

Section 6.4. Corporate Documents. Seller shall have received from Purchaser certified copies of the resolutions duly adopted by the board of directors of Purchaser approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and such resolutions shall be in full force and effect as of the Closing Date.

Section 6.5. No Adverse Proceeding. There shall not have been instituted or be pending any suit, action or other proceeding by any Governmental Agency or any other Person in which it is sought to restrain or prohibit or question the validity or legality of the transactions contemplated by this Agreement.

ARTICLE VII.

CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Purchaser) of each of the following conditions on or prior to the Closing Date:

Section 7.1. Representations and Warranties. The representations and warranties of Seller contained in this Agreement, to the extent qualified as to materiality or Material Adverse Effect shall be true and correct, and all representations and warranties of Seller contained in this Agreement otherwise shall be true and correct in all material respects.

Section 7.2. Compliance with Agreement. Seller shall have performed and complied in all material respects with all covenants to be performed or complied with by it on or prior to the Closing Date.

Section 7.3. Consents. All consents, Permits, authorizations, approvals, waivers and amendments which are listed on Schedule 7.3 hereto shall have been obtained.

Section 7.4. Corporate Documents. Purchaser shall have received from Seller certified copies of the resolutions duly adopted by the board of directors of Seller approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and such resolutions shall be in full force and effect as of the Closing Date.

Section 7.5. FIRPTA. Seller shall have delivered an affidavit, dated the Closing Date, pursuant to Section 1445 of the Code (Foreign Investment in Real Property Tax Act of 1980 affidavit) in substantially the form of Exhibit C.

Section 7.6. No Adverse Proceeding. As of the Closing Date, there shall not have been instituted or be pending any suit, action or other proceeding by any Governmental Agency or any other Person in which it is sought to restrain or prohibit or question the validity or legality of the transactions contemplated by this Agreement.

Section 7.7. Resignations. Each officer and director of the Company shall have resigned from their positions as such effective as of the Closing.

Section 7.8. Transition Services. Purchaser and Seller shall have executed and delivered a transition services agreement in the form of Exhibit E.

Section 7.9. Surveys. Purchaser, at Purchaser’s cost and expense, shall have obtained current surveys (the “Surveys”) of all of the Owned Real Property prepared by a surveyor or engineer licensed in the state or states in which the Owned Real Property, as applicable, is located and prepared in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys adopted by the American Land Title Association and the American Congress on Surveying & Mapping in 1999, certified to the Title Company, the Company, Purchaser, Seller, any mortgagee of the Company and such other parties as the Purchaser may designate. The Surveys shall not disclose any defect to the Company’s title to the subject real property other than Permitted Liens unless such matters are cured by Seller or insured over by the Title Company in each case to Purchaser’s reasonable satisfaction prior to the Closing.

Section 7.10. Title Policies. Purchaser, at Purchaser’s cost and expense, shall have obtained title insurance policies for each of the Owned Real Properties from the Title Company in such amounts and with such customarily obtained endorsements as are reasonably acceptable to Purchaser subject only to Permitted Liens.

Section 7.11. Non-Imputation Endorsements. Seller shall, at Purchaser’s expense, arrange at or prior to Closing for the issuance of a non-imputation endorsement or similar title insurance coverage in favor of the Company and Purchaser with respect to each title insurance policy relating to any of the Owned Real Property. Seller shall undertake such efforts, including the execution of any affidavits or other documents, as reasonably required by the Title Company, in order to induce the Title Company to issue such endorsements or similar coverage.

Section 7.12. Payment of Seller Liabilities, Release of Liens. Seller shall have caused (a) all liabilities in respect of Indebtedness of the Company to be satisfied and discharged or forgiven in full, including without limitation the liabilities listed on Schedule 7.12, which, at Seller’s election and notwithstanding any other provision of this Agreement, may be satisfied via a dollar for dollar offset of such Indebtedness against, and thus a dollar for dollar reduction of, intercompany amounts due to the Company from Seller (e.g., with respect to intercompany cash balances), and (b) the release in full of all Liens against the Stock and the properties and assets of the Company, other than Permitted Liens that are not listed on Schedule 1.1. Seller shall deliver to Purchaser prior to the Closing evidence of such satisfaction and discharge or forgiveness and such release as is reasonably satisfactory to Purchaser.

ARTICLE VIII.

THE CLOSING

Section 8.1. The Closing. The Closing of the transactions contemplated hereby (the “Closing”) shall be held on December 23, 2004 at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, or at such other place as the parties may mutually agree, and shall be effective as of the close of business on such date (the “Closing Date”). At the Closing, all of the transactions provided for in Article II hereof shall be consummated on a substantially concurrent basis.

Section 8.2. Deliveries by Seller at the Closing. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser, the following items:

(a) the certified resolutions referred to in Section 7.4;

(b) the consents listed on Schedule 7.3;

(c) certificates representing all of the Stock, duly endorsed for transfer, pursuant to Section 2.1 free and clear of all Liens;

(d) written evidence of the resignations required pursuant to Section 7.7; and

(e) all other previously undelivered documents that Seller is required to deliver to Purchaser pursuant to this Agreement.

Section 8.3. Deliveries by Purchaser at the Closing. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller, the following items:

(a) the certified resolutions referred to in Section 6.4;

(b) the consents listed on Schedule 7.3;

(c) duly executed and acknowledged transfer tax and other required tax forms reasonably required by Seller to consummate the transactions contemplated hereby, all in the form required by applicable law;

(d) all other previously undelivered documents that Purchaser is required to deliver to Seller pursuant to this Agreement;

(e) the Closing Date Payment; and

(f) the Seller Note.

ARTICLE IX.

INDEMNIFICATION

Section 9.1. Survival. All of the representations and warranties of Seller contained in Article III of this Agreement or in any certificate delivered by Seller pursuant to this Agreement shall survive the Closing and continue in full force and effect: (a) in the case of the representations and warranties of Seller contained in Section 3.21 (Environmental Matters), until the four (4)-year anniversary of the Closing Date, (b) in the case of the representations and warranties of Seller contained in Section 3.22 (Tax Matters), until sixty (60) days after the expiration of the statute of limitations with respect to the matter to which the claim relates, and (c) in the case of any other representation or warranty of Seller contained in this Agreement (other than the representations and warranties of Seller contained in Sections 3.1 (Authority of Seller), 3.2(a) (Organization of the Company), 3.3 (Capitalization), 3.5 (Subsidiaries), and Section 3.24 (Brokers) and in any certificate delivered by Seller with respect to such representations (collectively the “Perpetual Representations”)), until the date that is eighteen (18)-months after the Closing Date. Notwithstanding the foregoing, any notice given in accordance with Section 10.1 of this Agreement claiming in reasonable detail an alleged breach of any representation or warranty hereunder shall without further action extend the survival period for the representation or warranty alleged to have been breached as applied to the circumstances set forth in such notice until immediately after the final resolution of the matter. The Perpetual Representations, all of the representations and warranties of Purchaser, and all of the covenants of Seller and Purchaser contained in this Agreement shall survive the Closing and continue in full force and effect forever thereafter in accordance with their terms.

Section 9.2. Indemnification Provisions for Benefit of Purchaser.

(a) In the event Seller breaches any of its representations, warranties or covenants contained in this Agreement or in any certificate delivered by Seller pursuant to this Agreement and provided that, as to any claim for breach of representations or warranties, Purchaser makes a written claim for indemnification against Seller within the applicable survival period, if applicable, then Seller agrees to indemnify Purchaser and its Affiliates from and against all Damages Purchaser and its Affiliates suffer resulting from or arising out of such event; provided, however, Seller shall not have any obligation to indemnify Purchaser or any of its Affiliates pursuant to this paragraph (a) from and against any Damages resulting from the breach of any representation or warranty of Seller contained in Article III of this Agreement (other than Perpetual Representations): (i) until and only to the extent that Purchaser and its Affiliates have suffered aggregate Damages, by reason of all such breaches in excess of $100,000 (the “Deductible Amount”) (in which case Purchaser and its Affiliates shall be entitled to assert claims for only the Damages in excess of the Deductible Amount) or (ii) notwithstanding anything to the contrary contained in this Agreement, to the extent the aggregate amount that Seller has actually indemnified Purchaser and/or its Affiliates for prior breaches of representations and warranties of Seller contained in Article III of this Agreement exceeds $3,000,000 (the “Cap”). Notwithstanding the foregoing, Seller shall have no obligation to indemnify Purchaser or its Affiliates under this Section 9.2(a) with respect to Damages amounting to less than $5,000 in the aggregate arising out of the same occurrence or matter or series of related occurrences or matters. For the avoidance of doubt, notwithstanding anything to the contrary, the Deductible Amount and Cap shall not apply to any purchase price adjustments set forth in Section 2.3 of this Agreement.

(b) Without limiting the generality or effect of the foregoing, Seller shall indemnify, defend and hold harmless the Company, Purchaser and any of its Affiliates from and against any and all Damages resulting from or arising out of any of the following (without duplication):

(i) any Liability in respect of (A) any Indebtedness of the Company or Seller, or (B) any Lien other than Permitted Liens not listed on Schedule 1.1;

(ii) any liability arising under any Plan transferred to Seller or one of its other Affiliates;

(iii) except as attributable to any transactions engaged in by the Company outside the Ordinary Course of Business on the Closing Date after Purchaser’s acquisition of the Stock, (a) all liability for income Taxes of the Company for Pre-Closing Tax Periods; (b) to the extent made an obligation of Seller pursuant to Section 5.1, all liability for real estate transfer Taxes or real estate gains Taxes arising as a result of the sale of the Stock under this Agreement; (c) all liability for income Taxes resulting by reason of any item of income or gain of a partnership reported by the Company as a partner, to the extent such items are properly attributable to a Pre-Closing Tax Period of such partnership; and (d) all liability for income Taxes of any other Person for which the Company is liable pursuant to any contractual agreement entered into by the Company on or before the Closing Date;

(iv) any matter listed on Schedule 9.2;

(v) any Liability of Seller or any of its Subsidiaries (other than the Company) that is not also a Liability of the Company.

(c) The Indemnification provided for in this Section 9.2 shall survive any investigation at any time made by or on behalf of Purchaser or any knowledge or information that Purchaser may have.

(d) Purchaser and its Affiliates shall first recoup all Damages for which they are entitled to indemnification under this Section 9.2 by reducing the accrued interest and outstanding principal amount under the Seller Note. This shall affect the timing and amounts of payment required under the Seller Note in the same manner as if Purchaser had made a permitted prepayment (without penalty or premium) thereunder.

(e) Notwithstanding anything to the contrary in this Agreement:

(i) Seller shall have no obligation to indemnify Purchaser or any of its Affiliates with respect to any Damages which are caused by or occur as a result of the construction, modification (other than ordinary maintenance) or demolition after the Closing Date of structures or other improvements at the property set forth on Schedule 3.11(a);

(ii) In the event that the property set forth on Schedule 3.11(a) is rezoned or put to a materially different use after the Closing Date, Seller shall have no obligation to indemnify Purchaser or any of its Affiliates with respect to the incremental amount of Damages that arise from or relate to such rezoning or change in use; and

(iii) Seller’s obligation to indemnify Purchaser and/or any of its Affiliates for Damages for which Purchaser and its Affiliates are entitled to indemnification absent this clause (iii) that arise from or relate to a breach of the representations and warranties made by Seller in Section 3.21 shall be limited to 80% of the amount of such Damages if any such breach or the basis therefor is discovered in connection with any environmental investigation (other than a phase I investigation required or requested by a transferee or a lender in connection with a sale or transfer of the property) or cleanup that is not required by Environmental Laws or that likely would not be undertaken by a reasonably prudent business person in the absence of an indemnity.

Section 9.3. Indemnification Provisions for Benefit of Seller.

(a) In the event Purchaser breaches any of its representations, warranties or covenants contained in this Agreement or in any certificate delivered by Purchaser pursuant to this Agreement and provided that Seller makes a written claim for indemnification against Purchaser, then Purchaser agrees to indemnify Seller from and against the entirety of any Damages Seller or any of its Affiliates suffer resulting from, arising out of, relating to or caused by such breach.

(b) Purchaser shall indemnify, defend and hold harmless Seller and any of its Affiliates from and against all Damages resulting from or arising out of any liability for Taxes attributable to any transaction engaged in by the Company not in the Ordinary Course of Business occurring on the Closing Date after Purchaser’s acquisition of the Stock. In addition, Purchaser and the Company agree and acknowledge that Seller and its Affiliates shall have no liability under this Agreement to reimburse Purchaser, the Company, or any of their respective Affiliates for Taxes of the Company (or any successor thereto) for any periods (or portions thereof) beginning after the Closing Date.

Section 9.4. Matters Involving Third Parties.

(a) If any third party notifies any party hereto (the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against the other party hereto (the “Indemnifying Party”) under this Article IX, then the Indemnified Party shall use reasonable efforts to notify the Indemnifying Party thereof promptly and in any event within ten (10) calendar days after receiving any written notice from a third party; provided, however, that no delay on the part of the Indemnified Party in notifying the

Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is actually prejudiced thereby.

(b) Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may, subject to the Indemnifying Party’s rights to assume the defense of such matter pursuant to paragraph (c) below, defend against the matter in any manner it deems appropriate.

(c) The Indemnifying Party may at any point in time choose to assume the defense of all of such matter, in which event:

(i) the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party,

(ii) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party shall be responsible for the fees and expenses of one separate co-counsel for all Indemnified Parties to the extent the Indemnified Party is advised, in writing by its counsel, that either (x) the counsel the Indemnifying Party has selected has a conflict of interest, or (y) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party), and

(iii) the Indemnifying Party shall reimburse the Indemnified Party for the reasonable costs of defense or investigation for the period prior to the assumption of the defense.

(d) Assumption of the defense of any matter by the Indemnifying Party shall without further action constitute an irrevocable waiver by the Indemnifying Party of its right to claim at a later date that such third party action for which the defense was assumed is not a proper matter for indemnification pursuant to this Article IX.

(e) The Indemnified Party shall not consent to the entry of a judgment or enter into any settlement with respect to any matter which may give rise to a claim for indemnification without the written consent of the Indemnifying Party, which consent may not be unreasonably withheld or delayed.

(f) The Indemnifying Party shall not consent to the entry of a judgment with respect to any matter which may give rise to a claim for indemnification or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be unreasonably withheld).

Section 9.5. Indemnification Related to Sale of Chili Man Business.

(a) Seller shall cause the Company to use commercially reasonable efforts to effect the assignment of the Chili Asset Purchase Agreement to Seller prior to the

Closing Date. In the event that Seller and the Company are unable to obtain the requisite approval for assignment of such agreement prior to the Closing Date, the Company shall retain the Chili Assets Purchase Agreement and shall enter into an arrangement with Seller to provide Seller with the benefits of, and Seller shall perform the Company’s obligations under, such agreement, other than the Company’s non-compete obligations pursuant to Section 5.8 of the Chili Assets Purchase Agreement. Neither Purchaser nor the Company shall amend or supplement or agree to amend or supplement the Chili Asset Purchase Agreement without the Seller’s prior written consent. To the extent the Chili Assets Purchase Agreement is not assigned to Seller prior to the Closing Date, Purchaser and the Company shall take all commercially reasonable actions to assign such agreement to Seller as soon as practicable following the Closing Date.

(b) In addition to the provisions of Section 9.2, Seller shall indemnify and hold Purchaser and the Company harmless for Damages arising from the Company’s operation of the Chili Business and the sale and transfer of the assets and liabilities of the Chili Business to Faribault Foods Illinois, Inc., including without limitation, any indemnification or purchase price adjustment claims against the Company pursuant to the Chili Asset Purchase Agreement.

Section 9.6. Certain Additional Provisions Relating to Indemnification.

(a) Notwithstanding Section 10.13, after the Closing Date, the indemnification provisions set forth in this Article IX shall constitute the sole and exclusive recourse and remedy available to the parties hereto with respect to the breach of any representation or warranty contained in, or in any certificate delivered pursuant to, this Agreement or any covenant in this Agreement requiring performance by Seller or Purchaser on or prior to the Closing Date, in each case, except for actual fraud.

(b) Notwithstanding anything in this Agreement to the contrary, for purposes of this Article IX, in determining the existence of a breach of any representation, warranty, covenant or agreement and the amount of Damages, no effect shall be given to any qualification as to materiality or Material Adverse Effect, except for the representations and warranties set forth in Section 3.6 (Financial Statements), Section 3.8 (Material Adverse Effect), Section 3.16(a) (Intellectual Property), Section 3.26 (Books and Records) and Section 3.27 (Customers and Suppliers).

(c) All payments by an Indemnifying Party under Article IX shall be treated as an adjustment to the Purchase Price, including, without limitation, for all foreign, federal, state and local income tax purposes.

(d) Seller’s aggregate liability for indemnification pursuant to this Agreement, including Section 9.2 (but excluding Section 9.2(b)(iii)), shall in no event exceed an amount equal to the Purchase Price.

(e) In the event that Seller shall be obligated to indemnify any Indemnified Party pursuant to this Agreement, Seller shall, upon payment of such indemnity in full,

be subrogated to all rights of such Indemnified Party with respect to the claim to which such indemnification relates.

(f) The amount of any and all Damages under this Article IX shall be determined net of any amounts recovered by the Indemnified Party under insurance policies with respect to such Damages. The parties hereto shall, in their capacities as Indemnified Parties, and shall use reasonable efforts to cause each Indemnified Party with which it is affiliated, to seek full recovery under such Indemnified Party’s insurance policies for any and all Damages to the same extent as they would if such Damages were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnified Party.

(g) The amount of any and all Damages under this Article IX shall be determined net of the then net present value, using a discount rate of 6% and annual compounding, of any net Tax benefit currently realized or reasonably anticipated to be realized following the Closing by Purchaser arising from the deductibility of any such Damages.

ARTICLE X.

MISCELLANEOUS PROVISIONS

Section 10.1. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender’s telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, (c) one Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid), or (d) seven Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to Seller and to Purchaser at the addresses indicated below:

If to Seller:	Milnot Holding Corporation
100 South Fourth Street, Suite 1010
St. Louis, MO 63102
Attention: President and CEO
Facsimile No.: (314) 436-7679

With a copy to:	Kirkland & Ellis LLP
(which shall not constitute notice)	200 E. Randolph
Chicago, IL 60601
Attention: Edward T. Swan, P.C.
Facsimile No.: (312) 861-2200

If to Purchaser:	Eagle Family Foods, Inc.
735 Taylor Road, Suite 200
Gahanna, OH 43230
Attention: Craig Steinke
Facsimile No.: (614) 501-4423

With a copy to:	Willkie Farr & Gallagher LLP
(which shall not constitute notice)	787 Seventh Avenue
New York, NY 10019
Attention: Steven J. Gartner, Esq.
Facsimile No. (212) 728-9222

or to such other address as either party hereto may, from time to time, designate in writing delivered pursuant to the terms of this section.

Section 10.2. Amendments. The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by both of the parties hereto.

Section 10.3. Assignment and Parties in Interest.

(a) Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated (by operation of law or otherwise) by either party hereto except with the prior written consent of the other party hereto, provided, however, that (i) prior to or after the Closing, Purchaser may assign all of its rights hereunder to any Affiliate of Purchaser and to any party providing financing in connection with the transactions contemplated hereby for collateral security purposes, provided that no such assignment shall relieve Purchaser of its obligations hereunder, (ii) after the Closing, Seller may assign all of its rights hereunder to any Affiliate of Seller, provided that no such assignment shall relieve Seller of its obligations hereunder, (iii) after the Closing, Seller may assign all of its rights and obligations hereunder to any Affiliate of Seller by way of a merger with such Affiliate, (iv) Purchaser (or the assignee pursuant to clause (i)) has a one-time right to assign all of its rights hereunder to any other Person which acquires all or substantially all of the assets of, or equity interest in, the Company and (iv) Seller (or the assignee pursuant to clause (ii) or (iii)) has a one-time right to assign all of its rights hereunder to any other Person which acquires all or substantially all of the assets of, or equity interests in, Seller (or such assignee).

(b) Except as provided in Article IX, this Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns.

Section 10.4. Announcements. All press releases, notices to customers and suppliers and similar public announcements with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by both Purchaser and Seller prior to the issuance thereof; provided that either party may make any public disclosure it reasonably believes in good faith is required by law, regulation or rule of any stock exchange on which its securities are traded (in which case the disclosing party shall use reasonable efforts to advise the other party prior to making such disclosure and to provide the other party a reasonable opportunity to review the proposed disclosure).

Section 10.5. Expenses. Except as expressly set forth in this Agreement, each party to this Agreement shall bear all of its legal, accounting, investment banking, and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

Section 10.6. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 10.7. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 10.8. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

Section 10.9. Governing Law; Jurisdiction.

(a) This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and performed therein.

(b) The parties shall initially attempt to resolve by direct negotiation any dispute, controversy or claim arising out of or relating to this Agreement or its breach, interpretation, termination or validity (each, a “Dispute”). In connection with any Dispute, each party shall promptly pay to the other in immediately available funds the amounts, if any, as to which each party agrees is due and payable to the other.

(c) Any Dispute (other than Disputes arising in connection with Proposed Adjustments under Section 2.3) arising out of or relating in any way to this Agreement or the transactions arising hereunder that cannot be resolved by negotiation shall be settled exclusively by arbitration in the City of New York, New York. Such arbitration shall be administered by the CPR Institute for Dispute Resolutions (the “Institute”) in accordance with its then prevailing Rules for Non-Administered Arbitration of Business Disputes (except as otherwise provided herein), by three independent and impartial arbitrators, one of whom shall be appointed by Purchaser and one of whom shall be appointed by Seller. Notwithstanding anything to the contrary provided in Section 10.9(a) above, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §1 et seq.

The fees and expenses of the Institute and the arbitrators shall be shared equally by the parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrators shall award costs, expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) and interest in accordance with the rules of the Institute to the parties based on the extent they prevail in the Dispute. The arbitrators shall permit and facilitate such discovery as they shall determine appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost effective. The Company, Purchaser and Seller shall keep confidential any proprietary information, trade secrets or other non-public information disclosed in discovery. The arbitrators shall render their award within 90 days of the conclusion of the arbitration hearing. Notwithstanding anything to the contrary provided in this Section 10.9(c) and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such party’s request for temporary relief. The award rendered by the arbitrators shall be final and not subject to judicial review, and judgment thereon may be entered in any court of competent jurisdiction.

Section 10.10. Limited License. Purchaser agrees that it shall cause the Company to grant to Seller a limited, non-exclusive, royalty-free license to use the MILNOT trade name and trademark on stationery, letterhead, business cards and signage consistent with Seller’s prior practice for the two (2)-year period immediately following the Closing; provided that the parties may mutually agree to extend such period. Immediately upon expiration of such two (2)-year period, or longer period if extended, Seller shall cease all use of the MILNOT trade name and trademark, any derivatives thereof and any confusing similar mark.

Section 10.11. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) including means “including but not limited to”; (c) ”or” is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; and (e) “$” means the currency of the United States of America.

Section 10.12. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 10.13. Specific Performance. Without limiting or waiving in any respect any rights or remedies of any party hereto under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

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IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the day and year first written above.

SELLER	MILNOT HOLDING CORPORATION

	By:	/s/ Alain Souligny
	Name:	Alain Souligny
	Title:	Chief Financial Officer

PURCHASER	EAGLE FAMILY FOODS, INC.

	By:	/s/ Craig Steinke
	Name:	Craig A. Steinke
	Title:	President and Chief Executive Officer